Exhibit 10.1

EXECUTION VERSION

EQUITY PURCHASE AGREEMENT

BY AND AMONG

NEPAS HOLDINGS, LLC,

AVTEX SOLUTIONS HOLDINGS, LLC,

AND

TTEC DIGITAL, LLC

Dated as of March 1, 2021

[This document is not intended to create nor will it be deemed to create a legally binding or enforceable offer or agreement of any type or nature, unless and until agreed to and executed by all parties.]

TABLE OF CONTENTS

Page

ARTICLE 1 DEFINITIONS	1
Section 1.01	Definitions	1
Section 1.02	Cross-References to Other Defined Terms	10

ARTICLE 2 PURCHASE AND SALE	12

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE COMPANY	15

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF THE SELLER	34
Section 4.01	Organizational Authorization	34
Section 4.02	Governmental Authorization	34
Section 4.03	Non-contravention	34
Section 4.04	Ownership of Securities	35
Section 4.05	No Other Representations and Warranties	35

i

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF THE BUYER	35

ARTICLE 6 COVENANTS OF THE COMPANY AND THE SELLER	38
Section 6.01	Conduct of the Companies	38

ARTICLE 7 COVENANTS OF THE BUYER	44
Section 7.01	Director and Officer	44
Section 7.02	Access	44
Section 7.03	Contact with Employees, Customers and Suppliers	45
Section 7.04	Representations and Warranties Insurance	45
Section 7.05	Company as a Covenanting Party	45

ARTICLE 8 ADDITIONAL COVENANTS OF THE PARTIES	45
Section 8.01	Further Assurances	45
Section 8.02	Public Announcements	45

ii

ARTICLE 9 ADDITIONAL COVENANTS	53
Section 9.01	Survival Period	53
Section 9.02	Indemnification	54
Section 9.03	Exclusive Remedy	58

ARTICLE 10 CONDITIONS TO CLOSING	58
Section 10.01	Conditions to the Buyer’s Obligations	58
Section 10.02	Conditions to the Seller’s Obligations	60

ARTICLE 11 TERMINATION	61
Section 11.01	Termination	61
Section 11.02	Effect of Termination	62

ARTICLE 12 MISCELLANEOUS	63

Schedules

Schedule 1.01(a)	Accounting Principles
Schedule 1.01(b)	Knowledge
Schedule 2.02(b)(i)	Payoff Letters
Schedule 8.03(e)	Purchase Price Allocation Schedule

Disclosure Schedules

Exhibits

Exhibit A	Form of Assignment
Exhibit B	Required Employees
Exhibit C	Employment Agreements
Exhibit D	Form of Escrow Agreement
Exhibit E	Indebtedness Calculation
Exhibit F	Voice Solutions Matter Assignment Agreement
Exhibit G	Aria Working Capital Payment Assignment Agreement

iii

EQUITY PURCHASE AGREEMENT

THIS EQUITY PURCHASE AGREEMENT (this “Agreement”) is made as of March 1, 2021, by and among Avtex Solutions Holdings, LLC, a Delaware limited liability company (“Company”), NEPAS Holdings, LLC, a Delaware limited liability company (the “Seller”), and TTEC Digital, LLC, a Colorado limited liability company (the “Buyer”). Unless otherwise provided, capitalized terms used herein are defined in Article 1 below.

WHEREAS, as of the date hereof, the Seller owns all of the issued and outstanding equity interests of the Company (collectively, the “Company Interests”).

WHEREAS, upon the terms and subject to the conditions set forth herein, the Buyer desires to acquire from the Seller, and the Seller desires to sell to the Buyer, as of the Closing, all of the Company Interests held by it.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01 Definitions.

The following terms, as used herein, have the following meanings:

“Accounting Principles” means the accounting methods, policies, principles, practices, procedures, judgments and estimation methodologies set forth in Schedule 1.01(a).

“Affiliate” means (except as otherwise specifically defined herein), as to any Person, any other Person which, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise; provided that, notwithstanding the foregoing, all (i) directors and officers of any Person that is a corporation and all partners, managers, directors and officers of any Person that is a limited liability company or limited partnership shall not be deemed to be Affiliates of such Person for all purposes under this Agreement and (ii) Portfolio Companies shall not be deemed to be Affiliates of the Seller for any purpose under this Agreement.

“Anti-Corruption and Anti-Bribery Laws” means the United States’ Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder, and any other applicable anti-corruption or anti-bribery Legal Requirements or any similar applicable Legal Requirements of any other jurisdiction where any Company Entity operates or does business.

“Antitrust Authorities” means the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission or the antitrust or competition law authorities of any other jurisdiction (whether United States, foreign or multinational).

“Aria Working Capital Payment” means the amount, if any, due and owing to any Company Entity pursuant to Section 2.05 of that certain Share Purchase Agreement, dated October 20, 2020, by and among Avtex Solutions International Inc. (f/k/a “Aria Solutions Inc.”), Aria Solutions USA Inc. and the other parties thereto.

“Base Purchase Price” means an amount equal $490,000,000.

“Business Day” means any day other than: (a) a Saturday, Sunday or federal holiday; or (b) a day on which the Federal Reserve Bank of New York is authorized or required to be closed.

“Buyer Fundamental Representations” means the representations and warranties set forth in Sections 5.01 (Existence and Power), 5.02 (Organizational Authorization), 5.03 (Governmental Authorization), 5.04(i) (Non-contravention), and 5.07 (Finder’s Fees) of the Agreement.

“Cash” means the cash and cash equivalents required to be reflected as cash and cash equivalents on a consolidated balance sheet of the Company Entities as of such time of determination, prepared in accordance with the Accounting Principles.

“Cash Amount” means all Cash held by the Company Entities as of the close of business on the date immediately preceding the Closing Date.

“COBRA” means the applicable group health plan continuation requirements under Section 4980B of the Code and Sections 601 through 608, inclusive, of ERISA.

“Code” means the Internal Revenue Code of 1986, as amended, and any reference to any particular Code section shall be interpreted to include any revision of or successor to that section regardless of how numbered or classified.

“Company Data” means all right, title and interest in and with respect to the data contained in the Company IT Systems or any databases of any Company Entity (including any User Data) and all other information and data compilations used by, or necessary to the business of, the Company Entities.

“Company Entities” means the Company and each of its direct and indirect Subsidiaries, namely: Avtex Solutions, LLC; Adapt Telephony Services, LLC; Adapt, LLC; Webfortis, LLC; Aria Solutions USA, Inc.; Avtex Solutions International Inc., and Avtex Global Delivery Center LLP.

“Company Fundamental Representations” means: the representations and warranties set forth in Sections 3.01 (Organization and Qualification), 3.02 (Subsidiaries; Securities Owned), 3.03 (Capitalization), 3.04(a) and (b)(i) (Authority of the Company), 3.06 (Advisory and Other Fees), 4.01 (Organization and Qualification), 4.02 (Governmental Authorization), 4.03(i) (Non-contravention) and 4.04 (Ownership of Securities) of the Agreement.

“Company IT Systems” means all Computer Software, hardware, firmware, middleware, equipment, electronics, platforms, servers, workstations, routers, hubs, switches, interfaces, data, databases, data communication lines, network and telecommunications equipment, websites and Internet-related information technology infrastructure, wide area network and other data communications or information technology equipment relating to the transmission, storage, maintenance, organization, presentation, generation, Processing or analysis of data and information whether or not in electronic format, used in or necessary to the conduct of the business of the Company Entities.

“Company Owned Software” means all Company Software that is owned, or purported to be owned, by any Company Entity.

“Company Product” means each of the programs, products, services, databases (or other Company Data offerings), systems, technology and Computer Software that have been or are currently being marketed, distributed, licensed, sold, offered, made available or provided by or on behalf of any Company Entity, together with each Company Web Site.

“Company Software” means Computer Software owned, developed, used, marketed, distributed, licensed or sold by any Company Entity (excluding any “off-the-shelf” third party Computer Software that is generally available on standard commercial terms, is not distributed by any Company Entity, is not incorporated into, or used in the development of, any product or service of any Company Entity, and is not otherwise material to the business of any Company Entity).

“Company Web Site” means any public or private web site owned, maintained or operated at any time by or on behalf of any Company Entity.

“Computer Software” means computer software (including websites, HTML code, firmware and other software embedded in hardware devices), data files, source and object codes, APIs, tools, user interfaces, manuals and other specifications and documentation and all know-how relating thereto.

“Consolidated Group” means any affiliated, combined, consolidated, unitary or similar group with respect to any Taxes, including any affiliated group within the meaning of Section 1504 of the Code electing to file consolidated federal income Tax Returns and any similar group under foreign, state or local Laws.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associate epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other law, governmental order, action, directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19, including, but not limited to, the Coronavirus Aid, Relief, and Economic Security Act (CARES).

“COVID-19 Response” means any action or inaction, including the establishment of any policy, procedure or protocol, by a Company Entity thereof that such Company Entity determines in its sole discretion is necessary, advisable or prudent in connection with ensuring compliance by the Company Entities with COVID-19 Measures applicable to any of them.

“Current Assets” means the total consolidated current assets of the Company Entities, as determined in accordance with the Accounting Principles.

“Current Liabilities” means the total consolidated current liabilities of the Company Entities, as determined in accordance with the Accounting Principles.

“Data Breach” means any unauthorized Processing of or access to Personal Data, Company Data, User Data according to applicable Privacy Requirements or unauthorized access to Company IT Systems by an unauthorized third party, or any other data security incident requiring notification to any Person or Governmental Authority under applicable Privacy Requirements.

“Earn-Out Escrow Amount” means $2,242,200 (subject to reduction pursuant to Section 9.02(m)(iii)).

“Earn-Out Escrow Account” that certain escrow account established by the Escrow Agent to hold the Earn-Out Escrow Amount pursuant to the terms and conditions of the Escrow Agreement.

“Employee Benefit Plan” means each retirement, welfare, severance, separation, incentive or bonus, deferred compensation, pension, supplemental pension, profit sharing, vacation or paid-time-off, leave of absence, change in control, employment, consulting, day or dependent care, legal services, cafeteria, hospitalization, dental, vision, health or other medical, life, disability, accidental death and dismemberment, life, post-retirement health and life insurance benefits, death or survivor benefits, workers’ compensation, deferred compensation, stock purchase, stock option, phantom equity or equity incentive plan, program, agreement or arrangement, and any other employee benefit plan, fund, program, agreement or arrangement, providing for compensation or benefits additional to base pay or salary or for the benefit of employees or former employees, officers or directors of the Company Entity or other Persons who are receiving remuneration for work or services provided to any Company Entity who are not employees (or any spouses, dependents, survivors or beneficiaries of such employees, former employees or Persons), or that are maintained, sponsored, administered, funded or contributed to by any Company Entity, or under which any Company Entity has, or will have, any liability or contingent liability (including any such plan or other arrangement previously maintained by any Company Entity), provided that an Employee Benefit Plan shall not include statutorily-mandated plans or programs including the Canada Pension Plan, any health or drug plan established and administered by a Province and workers’ compensation insurance provided by federal or provincial legislation or a comparable program established and administered outside Canada.

“ERISA Affiliate” means each Person that is required to be treated as a single employer with any Company Entity within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Escrow Agent” means Citibank, Inc.

“Escrow Agreement” means that certain Escrow Agreement by and among the Seller, Buyer and the Escrow Agent dated as of the Closing Date substantially in the form of Exhibit D hereto.

“Escrow Amount” means an amount equal to the Indemnity Escrow Amount plus the Earn-Out Escrow Amount.

“Fraud” means an fraud by the Seller or the Company with respect to the making of the representations and warranties pursuant to Article 3 or Article 4 of this Agreement; provided, that for purposes of this Agreement, Fraud shall only include common law liability for fraud under the State of Delaware with respect to the making of the representations and warranties pursuant to Article 3 or Article 4 of this Agreement and shall exclude equitable fraud, promissory fraud, unfair dealings fraud and any other non-common law fraud based claim.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Indebtedness” means, without duplication, with respect to any Company Entity, all obligations of such Company Entity (i) under capitalized leases, (ii) for borrowed money or in respect of loans or advances or notes payable, (iii) all accrued interest, prepayment premiums or penalties and fees on the foregoing which would be payable if such obligations were paid in full as of such date, (iv) yet unpaid contingent liabilities of any Company Entity or Sellers to third-parties with regard to the Company Entities or assets acquired by any Company Entity or any Affiliates in the last 36 months in accordance with the methodology set forth in Exhibit E applicable thereto, and (v) amount of any tax liens. For the avoidance of doubt, Indebtedness shall not include any (i) guarantees, letters of credit, performance bonds, bid bonds or other sureties of any kind or nature issued by or on behalf of the Company Entities in connection with any customer contracts, proposals or otherwise or (ii) payables or loans of any kind or nature between or among the Company Entities. Notwithstanding the foregoing, the maximum “Earn-out Payment” (as defined in that certain Share Purchase Agreement, dated October 20, 2020, by and among Avtex Solutions International Inc., Aria Solutions Inc., Aria Solutions USA Inc. and the other parties thereto) shall be excluded from the definition of “Indebtedness”.

“Indebtedness Amount” means the amount required to repay all outstanding Indebtedness of the Company Entities as of Closing, which amount shall be calculated consistent with Exhibit E.

“Indemnity Escrow Account” that certain escrow account established by the Escrow Agent to hold the Indemnity Escrow Amount pursuant to the terms and conditions of the Escrow Agreement.

“Indemnity Escrow Amount” means an amount equal to $4,900,000.

“India Entity” means Avtex Global Delivery Center LLP, a limited liability partnership.

“Insurer” means Ambridge Partners LLC and any Affiliate thereof.

“International Employee Plan” means any Employee Benefit Plan for the benefit of one or more employees who perform services outside the United States that has been adopted or maintained by any Company Entity, or with respect to which any Company Entity may or will have any liability or contingent liability.

“Knowledge” when used in the phrase “to the Knowledge of the Company” or similar phrases means, and shall be limited to, the actual knowledge of the individuals listed on Schedule 1.01(b), in each case after reasonable inquiry of direct reports who would have a reasonable basis to have knowledge of applicable subject matter.

“Losses” or “Loss” means any actual loss, liability, damage, settlement, judgment, award, fine, penalty, Tax, fee, cost, or expense (including reasonable legal, accounting, consultants’, investigators, and experts’ fees and expenses), but excluding incidental, consequential, special or punitive damages or any liability for lost profits or the like or any damages or liability based on multiple of profits, multiple of cash flow or similar valuation methodology.

“Malicious Code” means any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “ransomware” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (A) disrupting, disabling, harming, interfering with or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (B) damaging or destroying any data or file without the user’s consent.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that has, or would reasonably be expected to have, a materially adverse effect on the business, results of operations, condition (financial or otherwise), liabilities, properties or assets of the Company Entities, taken as a whole, or on the ability of Seller to timely consummate the transactions contemplated by this Agreement; provided, that, for purposes of this Agreement, a Material Adverse Effect shall not include the effect of (a) changes to the industry or markets in which the business of the Company Entities operates that are not unique to such business, (b) the announcement or disclosure of the transactions contemplated herein, (c) general economic, regulatory or political conditions or changes, (d) changes in or the condition of financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (e) military action or any act of terrorism, (f) changes in law or GAAP after the date hereof, (g) compliance with the terms of this Agreement or with any request of the Buyer, (h) actions taken or to be taken in connection with the sale of the Company Interests, (i) a hurricane, earthquake or other natural disaster, (j) the failure of any Company Entity to meet or achieve the results set forth in any internal projection (but not the underlying causes thereof), (k) any epidemic, pandemic or disease outbreak (including COVID-19), or any Law, regulation, statute, directive, pronouncement or guideline issued by a Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for business closures, “sheltering-in-place,” quarantine restrictions, workforce reduction, social distancing, restrictions on returning to work, curfews or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including COVID-19) or any change in such Law, regulation, statute, directive, pronouncement or guideline or interpretation thereof and including any worsening of such conditions threatened or existing as of the date of this Agreement; except in the case of the foregoing clauses (a), (c), (d), (e), (f), (i), or (k) to the extent such event, change, circumstance, occurrence, effect or other matter has a disproportionate materially adverse effect on the Company Entities relative to other participants in the industry in which the Company Entities participate.

“NEP” means Norwest Equity Partners X, L.P., a Delaware limited partnership.

“Net Working Capital” means, as of any time of determination, (a) the Current Assets minus (b) Current Liabilities, as calculated pursuant to the Accounting Principles and including only those specific line items set forth on Schedule 1.01(a). For example purposes only, Schedule 1.01(a) hereto includes a calculation of Net Working Capital as of December 31, 2020.

“Net Working Capital Amount” means the Net Working Capital of the Company Entities as of the close of business on the date immediately preceding the Closing Date.

“ordinary course of business” means any action taken, or omitted to be taken, by any Person in the ordinary course of such Person’s business (including, for the avoidance of doubt, recent past practice in light of COVID-19 Measures).

“Permitted Liens” means any (i) Liens in respect of Taxes not yet due and payable or Liens for any Taxes the validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP on the books of the Company Entities; (ii) mechanics’, carriers’, workmen’s, repairmen’s, statutorily imposed or other like Liens arising or incurred in the ordinary course of business and which are not, individually or in the aggregate, material to the business, operations, financial condition or the assets of any Company Entity; (iii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties that are contracts entered into in connection with the Company Entities in the ordinary course of business; (iv) Liens incurred in the ordinary course of business affecting any tangible asset owned by the Company Entities that would not, individually or in the aggregate materially detract from the value of the assets subject thereto or materially impair the operations of any Company Entity; and (v) with respect to the Leased Real Property, zoning, building codes and other land use Laws regulating the use or occupancy of such Leased Real Property or the activities conducted thereon that are imposed by any Governmental Authority having jurisdiction over such Leased Real Property in each case to the extent the same are not violated by the current use or occupancy of such Leased Real Property.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust or other entity or organization, including a government or political subdivision or any agency or instrumentality thereof or other entity of any kind or nature.

“Personal Data” means information relating to an identified or identifiable person, device or household including: (i) a natural person’s name, street address or specific geolocation information, date of birth, telephone number, email address, online contact information, photograph, biometric data, Social Security number, driver’s license number, passport number, tax identification number, any government-issued identification number, financial account number, credit card number, any information that would permit access to a financial account, a user name and password that would permit access to an online account, health information, insurance account information, any persistent identifier such as customer number held in a cookie, an Internet protocol address, a processor or device serial number or a unique device identifier; (ii) “personal data,” “personal information,” protected health information,” “nonpublic personal information” or other similar terms as defined by Privacy Requirements; or (iii) any other information that allows the identification of a natural person.

“Portfolio Company” means any Person and any direct or indirect subsidiary thereof, in which NEP or any of its affiliated investment funds have made a direct or indirect investment (whether such investment occurs prior to, on, or after the date hereof) other than the Company Entities.

“Pre-Closing Tax Period” means any taxable period or portion of a Straddle Period ending on or before the Closing Date.

“Privacy Requirements” means any and all applicable legal requirements and industry requirements relating to the Company’s Processing of Personal Data, including: (i) each legal requirement relating to the protection or Processing of Personal Data to the extent applicable to the Company Entities, including, as applicable, but not limited to, the Federal Trade Commission Act, 15 U.S.C. § 45; the CAN-SPAM Act of 2003, 15 U.S.C. § 7701 et seq.; the Telephone Consumer Protection Act, 47 U.S.C. § 227; the Health Insurance Portability and Accountability Act of 1996 (Pub L. No. 104-191), as amended by the Health Information Technology for Economic and Clinical Health Act of 2009 (Pub. L. No. 111-5) (“HITECH”) and their implementing regulations, including 45 C.F.R. Parts 160, 162 and 164; HITECH; the Fair Credit Reporting Act, 15 U.S.C. 1681; the Gramm-Leach-Bliley Act, 15 U.S.C. § 6801, et seq.; the Electronic Communications Privacy Act, 18 U.S.C. §§ 2510-22; the Stored Communications Act, 18 U.S.C. § 2701-12; the California Consumer Privacy Act, Cal. Civ. Code § 1798.100, et seq.; the California Online Privacy Protection Act, Cal. Bus. & Prof. Code § 22575, et seq.; the New York Department of Financial Services Cybersecurity Regulation, 23 NYCRR 500; the South Carolina Privacy of Consumer Financial and Health Information Regulation, South Carolina Code § 69-58; Massachusetts Gen. Law Ch. 93H, 201 C.M.R. 17.00; Nev. Rev. Stat. 603A; Cal. Civ. Code § 1798.82; N.Y. Gen. Bus. Law § 899-aa; the European Union’s Directive on Privacy and Electronic Communications (2002/58/EC); the General Data Protection Regulation (2016/679); and all implementing regulations and requirements, and other similar Legal Requirements; (ii) each obligation of any contract or privacy policy relating to the Processing of Personal Data applicable to the Company Entities, including any third party privacy policy to which any Company Entity is contractually bound; and (iii) each applicable rule, codes of conduct or other requirement of self-regulatory bodies and applicable industry standards with which the Company is obligated by law or contract to comply, including, but not limited to, and, to the extent applicable, the Payment Card Industry Data Security Standard.

“Processing”, “Process” or “Processed”, with respect to data, including, but not limited to, Company Data, Personal Data and User Data, or Company IT Systems, means any collection, access, acquisition, storage, protection, use, re-use, disposal, disclosure, re-disclosure, destruction, erasure, transfer, modification, maintenance or any other processing (as defined by any applicable Privacy Requirement) of such data or Company IT Systems.

“Purchase Price” means an amount equal to: (i) the Base Purchase Price, (ii) plus the Cash Amount, (iii) minus the Indebtedness Amount, (iv) minus the Seller Transaction Expenses, and (v) (a) plus the excess of the Net Working Capital Amount over the Target Net Working Capital Amount, if any, or (b) minus the excess of the Target Net Working Capital Amount over the Net Working Capital Amount, if any.

“R&W Policy” means that certain representation and warranty insurance policy issued by Insurer for the benefit of the Buyer that provides coverage for breaches of representations and warranties and Pre-Closing Taxes.

“Reference Date” means January 1, 2019.

“Seller Transaction Expenses” means to the extent not satisfied in full by the Seller, the Company Entities prior to the Closing, or not otherwise included in the calculation of Net Working Capital, the aggregate amount of (i) unpaid fees and expenses as of the Closing of attorneys, accountants, brokers. investment bankers and other advisors of the Company Entities relating to the transactions contemplated hereunder, (ii) all payment obligations of the Company Entities that become due as a result of the transactions contemplated hereunder under any change of control, employee sale bonus, transaction bonus, “success”, stay or similar agreement or arrangement with any director or employee of the Company Entities, and the employer portion of any payroll or similar Taxes attributable to any of the foregoing (excluding, for the avoidance of doubt, payments arranged by the Buyer or any of its Affiliates or payments arising from the termination of employment of any employee of the Company Entities by the Buyer or any of its Affiliates or by such employee after the Closing), (iii) the premiums for the D&O Tail Policy and E&O Tail Policy and (iv) one-half of the HSR filing fees. In no event, however, will any obligations entered into by or for the account of the Buyer or any of its Affiliates, or any obligations entered into by the Company Entities at or after the Closing, be considered Seller Transaction Expenses.

“Straddle Period” means any Tax period that includes, but does not end on, the Closing Date.

“Subsidiary” means any entity, the securities or other ownership interests of which having ordinary voting power to elect a majority of the board of directors, or other persons performing similar functions, are directly or indirectly owned by the Company.

“Target Net Working Capital Amount” means ($17,172,380) (negative).

“Tax” (and, with the correlative meaning, “Taxes,” “Taxable” and “Taxing”) means (i) any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind, imposed by any Governmental Authority, including net income, capital gains, gross income, gross receipts, sales, use, transfer, ad valorem, franchise, profits, license, capital, withholding, payroll, employment, property, alternative, value added, or other tax imposed by any Governmental Authority, (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a Person required by Laws to withhold or collect taxes imposed on another Person; (iii) any liability for the payment of amounts of the type described in (i) or (ii) as a result of being a transferee of, or a successor in interest to, any Person or as a result of an express obligation to indemnify any Person (other than a contract entered into in the ordinary course of business not relating primarily to Taxes); (iv) any liability under any unclaimed property or escheatment Laws; and (v) any interest or any penalties incurred under Laws with respect to any of the foregoing amounts.

“Tax Returns” means any return, report, information return or other document (including schedules or any related or supporting information) and any amendments to any of the foregoing filed or required to be filed with any Governmental Authority or other authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

“Tax Representations” means the representations and warranties contained in Section 3.07 (Taxes).

“Trade Secrets” means trade secrets (including, but not limited to, those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory and common law) and confidential information, including all source code, know how, processes, protocols, algorithms, schematics, specifications, diagrams, methods, techniques, technology, formulae, customer lists or data, data collections and databases, business and marketing plans, and inventions (whether or not patentable).

“User Data” means any Personal Data or other data or information collected by or on behalf of any Company Entity from users of any Company Web Site or any Company Software or in connection with any Company Product.

“Voice Solutions Matter” means Avtex Solutions, LLC v. Voice Solutions, LLC and Sharon Moon, Case No. 2020-49605, Judge Robert K. Schaffer Harris County, Texas District Court, 152nd Judicial District.

Section 1.02 Cross-References to Other Defined Terms.

Each term listed below is defined in the Section of this Agreement listed opposite such term:

Term	Section
Agreement	Recitals
Approvals	3.17
Antitrust Laws	3.04 (b)(ii)
Audited Financial Statements	3.09 (a)(i)
Buyer	Recitals
Buyer Indemnitee	9.02 (a)
Claim	9.02 (i)
Claim Threshold	9.02 (i)
Closing	2.03 (a)
Closing Date	2.03 (a)
Company	Recitals
Company Entities	1.01
Company Interests	Recitals
Confidentiality Agreement	8.10
Continuing Employee	8.09 (a)

Term	Section
Contracts	3.15
D&O Tail Policy	6.04
Deductible	9.02(j)
Draft Computation	2.04(a)
E&O Tail Policy	6.05
Environmental Requirements	3.20
ERISA	3.18(b)
Estimated Purchase Price	2.01
Financial Statements	3.09(a)(i)
Firm	2.04(a)
General Survival Expiration Date	9.01
Governmental Authority	3.05
HSR Act	3.04(b)(ii)
Indemnitee	9.02(d)
Indemnitors	9.02(d)
Latest Balance Sheet	3.09(a)(i)
Laws	3.05
Leased Real Property	3.11(b)
Legal Proceedings	3.08
Liens	3.03
Nonparty Affiliate	12.12
Objection Notice	2.04(a)
Pre-Closing Income Tax Returns	8.03
Pre-Closing Taxes	9.02(a)(iii)
Pre-Closing Period	6.01
Purchase Price Allocation Schedule	8.03(e)
Real Property Lease	3.11(b)
Required Employees	6.11
Schedules	Article 3
Third Party Claim	9.02(d)
Transfer Taxes	8.03(d)
Updated Schedules	6.03
WARN Act	8.09(d)
W&S	8.05

ARTICLE 2

PURCHASE AND SALE

Section 2.01 Estimated Purchase Price. On or before the fifth (5th) Business Day preceding the Closing Date, the Seller shall prepare and deliver to the Buyer a statement, prepared on a reasonable basis using the Company Entities’ then available financial information, setting forth (a) a good faith estimate of the Purchase Price (such estimate is referred to as the “Estimated Purchase Price”), (b) a good faith estimate of the Net Working Capital Amount, (c) a good faith estimate of the Cash Amount, (d) a good faith estimate of the Indebtedness Amount, and (e) a good faith estimate of the Seller Transaction Expenses, along with information that is reasonably necessary to support the preceding estimates.

Section 2.02 Purchases and Sales of Company Interests.

(a) Purchase and Sale of the Company Interests. As of the Closing, upon the terms and subject to the conditions set forth in this Agreement, the Seller shall sell, assign, transfer and convey to the Buyer, and the Buyer shall purchase and acquire from the Seller, all of the Company Interests (which are all held by the Seller) with the benefit of all rights of whatsoever nature attaching or accruing to the Company Interests, for and in consideration of the aggregate purchase price for the Company Interests as set forth herein.

(b) Purchase Prices for Company Interests. At the Closing, the Buyer shall make the following payments:

(i) on behalf of the Company Entities, an amount equal to the Indebtedness Amount, if any, to the Persons identified on, and in accordance with, Schedule 2.02(b)(i) for which payoff letters have been delivered by Seller to Buyer at least three (3) Business Days prior to the Closing Date to repay all of the Indebtedness represented by the payoff letters;

(ii) on behalf of the Seller and the Company Entities, an amount equal to the Seller Transaction Expenses to the Persons identified by the Company Entities along with bank account information for the receipt of Seller Transaction Expenses at least three Business Days prior to the Closing;

(iii) the Escrow Amount to the Escrow Agent to be retained pursuant to the terms and conditions hereof and of the Escrow Agreement; and

(iv) an amount equal to (x) the Estimated Purchase Price minus (y) the Escrow Amount, in cash to the Seller by wire transfer of immediately available funds to the account(s) designated by the Seller.

Section 2.03 The Closing.

(a)       Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely by the exchange of documents and signature pages in PDF format by electronic mail on the second (2nd) Business Day following full satisfaction or due waiver of all of the closing conditions set forth in Article 10 hereof (other than those to be satisfied at the Closing) or on such other date as is mutually agreeable to the Buyer and the Seller. The date of the Closing is referred to herein as “Closing Date.” The Closing shall be deemed effective as of 12:01 a.m. CST on the Closing Date.

(b) Actions at Closing. Upon the terms and subject to the conditions set forth in this Agreement, and the delivery of the agreements and documents identified in Section 10.01, the parties hereto shall consummate the following transactions as of the Closing:

(i) the Seller shall deliver to the Buyer a duly executed assignment in the form on Exhibit A transferring the Company Interests held by the Seller to Buyer;

(ii) the Buyer shall make the payments set forth in in Section 2.02 in cash by wire transfer of immediately available funds to the accounts designated in accordance with this Agreement; and

(iii) the Buyer shall have delivered to Seller the duly issued R&W Policy to Seller and the R&W Policy shall be in full force and effect.

All payments and other actions under this Section 2.03(b), and all documents to be executed and delivered by the parties pursuant to this Section 2.03(b) and Section 10.01, shall be deemed to have been made, taken, executed and delivered simultaneously

Section 2.04 Post-Closing Adjustment.

(a) Post-Closing Determination. As promptly as possible following the Closing, but in any event within ninety (90) days after the Closing Date, the Buyer shall prepare and deliver to the Seller a reasonably detailed statement setting forth (i) the Buyer’s good faith determinations of the Cash Amount, the Seller Transaction Expenses, the Indebtedness Amount and the Net Working Capital Amount, and (ii) the Buyer’s calculation of the Purchase Price (collectively, the “Draft Computation”). If the Buyer does not deliver the Draft Computation to the Seller within ninety (90) days after the Closing Date, then at the election of the Seller, the Seller may (i) deliver the Draft Computation to the Buyer within forty-five (45) days following the expiration of the initial ninety (90) day period or (ii) deem the Estimated Purchase Price and the components of such Estimated Purchase Price to be the Purchase Price and the components of such Purchase Price hereunder. The party which delivers the Draft Computation is referred to herein as the “Delivering Party.” The Draft Computation, and each of the elements thereof, shall be prepared in accordance with the Accounting Principles and the definitions within this Agreement. The Buyer will make available to the Seller and its advisors all personnel, advisors, records and work papers used in preparing or otherwise related to the Draft Computation. If the Seller or the Buyer, as applicable (the “Receiving Party”), objects to any aspect of the Draft Computation, the Receiving Party may, within 45 days after receipt of the Draft Computation, deliver a notice (an “Objection Notice”) to the Delivering Party setting forth the Receiving Party’s determination of the Cash Amount, the Indebtedness Amount, the Seller Transaction Expenses and/or the Net Working Capital Amount and Receiving Party’s calculation of the Purchase Price. Any Objection Notice shall (i) specify in reasonable detail the nature of any disagreement so asserted and (ii) only include disagreements based on mathematical errors or based on the Cash Amount, the Indebtedness Amount, the Seller Transaction Expenses or the Net Working Capital Amount and Receiving Party’s calculation of the Purchase Price or the resulting calculation of the Purchase Price not being calculated in accordance with this Agreement. If the Receiving Party does not deliver an Objection Notice to the Delivering Party within forty-five (45) days after receipt of the Draft Computation, then the parties hereto will be deemed to have agreed to the Draft Computation and the components of such Draft Computation shall be deemed to be finally determined as set forth therein and be final and binding upon Buyer and Seller. The Buyer and the Seller shall use reasonable efforts to resolve any disagreements as to the Draft Computation and the Objection Notice, but if they do not obtain a final resolution within sixty (60) days after the Receiving Party has received the Objection Notice, the Buyer and the Seller shall jointly retain Grant Thornton LLP (the “Firm”) to resolve any remaining disagreements. The Buyer and the Seller shall direct the Firm to render a determination within thirty (30) days after its retention and the Buyer, the Seller and their respective agents shall cooperate with the Firm during its engagement. The Firm may consider only those items and amounts in the Draft Computation or Objection Notice which the Buyer and the Seller are unable to resolve. In resolving any disputed item, the Firm may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The Firm’s determination shall be based solely on written submissions or oral presentations by the Buyer and the Seller (i.e., not on independent review) and on the definitions included herein. The determination of the Firm shall be final, conclusive and binding upon the Buyer and the Seller and enforceable as an arbitration award in any court of competent jurisdiction under the terms of the Federal Arbitration Act or its state Law equivalents. Until the Firm makes its determination, the costs and expenses of the Firm shall be borne equally by the Buyer, on the one hand, and the Seller, on the other hand; provided that, when the Firm makes its determination, the costs and expenses of the Firm shall be allocated between the Seller, on the one hand, and the Buyer, on the other hand, based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party. For example, if the Seller claims the Net Working Capital Amount is $1,000 greater than the amount determined by the Buyer, and the Buyer contests only $500 of the amount claimed by the Seller, and if the Firm ultimately resolves the dispute by awarding the Seller $300 of the $500 contested, then the costs and expenses of arbitration will be allocated 60% (i.e., 300 ÷ 500) to the Buyer and 40% (i.e., 200 ÷ 500) to the Seller.

(b)       Post-Closing Adjustment.

(i) Payment by the Buyer. If the Purchase Price as finally determined pursuant to Section 2.04(a) (the “Final Purchase Price”) exceeds the Estimated Purchase Price, within ten (10) Business Days after such final determination thereof the Buyer shall pay to the Seller, by wire transfer or delivery of other immediately available funds, an amount in cash equal to (x) the Final Purchase Price minus (y) the Estimated Purchase Price.

(ii) Payment on Behalf of the Seller. If the Estimated Purchase Price exceeds the Final Purchase Price, then within ten (10) Business Days after such final determination thereof, the Seller shall pay to the Buyer, by wire transfer or delivery of other immediately available funds, an amount in cash equal to (x) the Estimated Purchase Price minus (y) the Final Purchase Price.

(c) No Effect on Other Provisions. No adjustment to the Purchase Price pursuant to this Section 2.04 shall be considered a breach of any representation, warranty or other provision of this Agreement or any document made available or delivered pursuant to this Agreement. Neither Buyer nor Seller shall make any claim in respect of the determination of the Purchase Price or any item included within the determination of the Purchase Price other than in accordance with this Section 2.04.

Section 2.05 Withholding Taxes. Buyer shall be entitled to deduct and withhold from any amount paid or deliverable in connection with the transactions contemplated in this Agreement such amount as is required to be deducted and withheld under the Code or any provision of applicable Laws. At least one (1) days prior to making any such deduction or withholding, Buyer shall notify Seller in writing of the amount of and reason for such deduction or withholding and shall use commercially reasonable efforts to cooperate with Seller to mitigate any such requirement to deduct or withhold to the extent permitted by applicable Laws. To the extent that amounts are deducted and withheld and timely paid over to the appropriate Governmental Authority, such deducted and withheld amounts so paid shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Buyer on behalf of itself and each other Company Entity that each statement contained in this Article 3 is correct and complete, except as set forth in the Schedules accompanying this Agreement or in any Updated Schedule delivered pursuant to Section 6.03 (each a “Schedule” and, collectively, the “Schedules”). Capitalized terms used in the Schedules and not otherwise defined therein shall have the meanings ascribed to such terms in this Agreement.

Section 3.01 Organization and Qualification. Each Company Entity is a limited liability company or corporation duly organized or incorporated, validly existing and in good standing (or its equivalent) under the Laws of its respective jurisdiction of organization or incorporation. Each Company Entity has full limited liability company or corporate power, as applicable, and authority to own or lease its respective properties and to conduct its respective businesses in the manner and in the places where such properties are owned or leased and where such businesses are currently conducted. The copies of each Company Entities’ articles of organization or certificate of formation or bylaws and charter, as applicable, and limited liability company agreements and bylaws and charters, each as amended to date and each heretofore made available to the Buyer and/or its agents, are complete and correct, and no amendments thereto are pending. Each Company Entity is duly licensed and qualified to do business and in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification to do business necessary, except where the failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Schedule 3.01 accurately sets forth (i) the names of the members of the board of managers or directors or other governing body of each Company Entity and (ii) the names and titles of the officers of each Company Entity.

Section 3.02 Subsidiaries; Securities Owned. Each Company Entity owns the securities in the other Company Entities as set forth on Schedule 3.02, and the correct name of each Company Entity is on Schedule 3.02. Except as set forth on Schedule 3.02 hereto, no Company Entity owns any securities issued by any other Person, and no other Person owns securities issued by any Company Entity. None of the Company Entities is obligated to make any future investment in or capital contribution to any other Person, and no other Person has any rights to make any future investment in or capital contribution to any Company Entity.

Section 3.03 Capitalization. The Company Interests represent all of the issued and outstanding equity interests of the Company. The Company Interests are owned by the Seller, free and clear of all liens, encumbrances and security interests (“Liens”), except Liens that will be released at the Closing and Liens under applicable securities Laws. All of the Company Interests and the outstanding securities of each Company Entity are duly authorized, validly issued and outstanding, fully paid, and non-assessable. There are no outstanding subscriptions, options, warrants, phantom equity, profit participation, commitments, preemptive rights, agreements, arrangements or commitments of any kind for or relating to the issuance, sale, registration or voting of, or outstanding securities convertible into or exchangeable for, any equity interests of the Company Entities, and there are no conditions or circumstances that may give rise to or provide a basis for the assertion of a claim by any other Person to the effect that such Person is entitled to acquire or receive any securities of any Company Entity. No contract or agreement relating to any securities of any Company Entity contains any voting rights, information rights, rights of first refusal, registration rights, financial statement requirements or other terms for the benefit of any other Person that would survive the Closing. As a result of the transactions contemplated by this Agreement, as of the Closing, Buyer will be the sole record and beneficial holder of all issued and outstanding Company Interests and all rights to acquire or receive any Company Interests, whether or not such Company Interests are outstanding. The class, number, and ownership of issued and outstanding securities of each of the Company Entities is set forth on Schedule 3.03.

Section 3.04 Authority of the Company.

(a)     The Company has full right, power and authority to enter into this Agreement and each agreement, document and instrument to be executed and delivered by it pursuant to or as contemplated by this Agreement and to carry out the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the performance of the Company’s obligations hereunder have been duly authorized by all necessary corporate action on the part of the Company. This Agreement and each agreement, document and instrument to be executed and delivered by the Company pursuant to this Agreement constitute, or will when executed and delivered constitute, and, assuming due authorization, execution and delivery by the Buyer, valid and binding obligations of the Company, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(b)     The execution, delivery and performance by the Company of this Agreement and each such agreement, document and instrument contemplated by this Agreement to which it is a party:

(i)       do not and will not violate any provision of the articles of organization (or certificate of formation, as applicable) or limited liability company agreement or bylaws or charter of any Company Entity, and do not and will not violate any resolution adopted by the members, shareholders, or governing body of any Company Entity;

(ii)     do not and will not violate any Laws of the United States, or any state or other jurisdiction applicable to any Company Entity, or require either any such Company Entity to obtain any approval, consent or waiver of, or make any filing with, any Governmental Authority that has not been obtained or made as of the Closing, which violation would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, except for any actions required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), or other competition or anti-trust related legal or regulatory requirements of foreign jurisdictions, commissions or governing bodies (collectively, the “Antitrust Laws”); and

(iii)     do not and will not result in a breach of, constitute a default under, accelerate any obligation under, or give rise to a right of termination of any indenture, loan or credit agreement, or any other agreement, contract, instrument, mortgage, deed of trust, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award, whether written or oral, to which any Company Entity is a party or by which the property of any Company Entity is bound, or require the consent of any Person (not including Governmental Authorities), except (x) for any customer contracts other than the Material Customer Contracts, (y) any of the foregoing that provide for payment to or from the Company Entities of less than $100,000 and (z) as otherwise set forth on Schedule 3.04 hereto.

Section 3.05 Compliance with Laws.

(a)     Compliance. Except as set forth on Schedule 3.05 hereto, each Company Entity is, and has at all times since the Reference Date has been, in compliance in all respects with all applicable laws, statutes, ordinances, orders, rules and regulations (“Laws”) promulgated by any federal, state, municipal or other governmental authority (a “Governmental Authority”) which are necessary for the operation of the business of such Company Entity as conducted, except where failure to so comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company Entities taken as a whole. No Company Entity has received any written notice or other written communication or, to the Knowledge of the Company, any oral notice or other oral communication from any Person (i) regarding any actual or possible violation of, or failure to comply with, any applicable Law, (ii) requiring or threatening to require that any Company Entity enter into an order with a Governmental Authority relating to the operations of any Company Entity or (iii) advising any Company Entity that a Governmental Authority is contemplating issuing or requesting such order.

(b)     Payments, Etc. Without limiting the generality of Section 3.05(a), none of any Company Entity or any Company Entity’s agent (as such term is used in the Foreign Corrupt Practices Act) or other Person associated with or acting on behalf of any Company Entity has at any time, directly or indirectly, taken any action that would result in a violation by any Company Entity (including any of its agent or other Persons associated with or acting on its behalf) of any Anti-Corruption and Anti-Bribery Laws. Without limiting the generality of this representation, each Company Entity, its agents and other Persons associated with such Company Entity or acting on its behalf have not, directly or indirectly: (a) used any Company Entity’s funds for unlawful contributions, loans, donations, gifts, entertainment or other unlawful expenses relating to political activity; (b) authorized, offered, promised or made any unlawful payment to foreign or domestic Government Officials or to foreign or domestic political parties or campaigns; (c) made, promised or taken any action in furtherance of any unlawful bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment; (d) or otherwise taken any action which would reasonably be expected to cause it to be in violation of any Anti-Corruption and Anti-Bribery Laws. There have not been at any time and currently there are no pending or, to the Company’s Knowledge, threatened violations, settlements or Legal Proceedings against any Company Entity with respect to any Anti-Corruption and Anti-Bribery Laws. To the Company’s Knowledge, there are no Legal Proceedings, conditions or circumstances pertaining to any Company Entity’s (including any of its agents or other Person associated with or acting on its behalf) activities that would reasonably be expected to give rise to any future violations, settlements or Legal Proceedings under any Anti-Corruption and Anti-Bribery Laws. No Company Entity has ever received an allegation or whistleblower complaint or conducted an investigation into potential or actual violations of any Anti-Corruption and Anti-Bribery Laws. Without limiting the generality of Section 3.05(a) or this Section 3.05(b), all Anti-Corruption and Anti-Bribery Laws were complied with and all other Laws were complied with in all material respects in connection with the formation of and ongoing operation of Avtex Global Delivery Center LLP.

Section 3.06 Advisory and Other Fees. No Company Entity has incurred nor shall any of them become liable for any advisory fee, broker’s commission or finder’s fee relating to or in connection with the transactions contemplated by this Agreement other than advisory fees payable to Guggenheim Securities, LLC.

Section 3.07 Taxes. Except as set forth on Schedule 3.07 hereto:

(a)     All income and other material Tax Returns required by applicable Law to be filed by, or with respect to, each Company Entity have been filed and all such Tax Returns are true, correct and complete in all material respects.

(b)     Each Company Entity has timely paid or caused to be paid all income and other Taxes of such Company Entity that have become due and payable (whether or not shown on any Tax Return).

(c)     No deficiency with respect to Taxes relating to any Company Entity has been proposed, asserted or assessed against any Company Entity or Seller, which has not been fully paid or adequately reserved for in the Financial Statements.

(d)     There has not been any audit of any Taxes of, or any Tax Return filed by or with respect to any Company Entity, or Seller, for which the applicable statute of limitations has not expired, no audit of any such Taxes or Tax Return of any Company Entity or Seller is in progress, and none of Seller or any Company Entity has been notified in writing by any Governmental Authority that any audit is contemplated or pending. No written claim has been made by any Governmental Authority in a jurisdiction where any Company Entity (or Seller as a result of its ownership of such Company Entity) does not file Tax Returns that such Company Entity (or Seller as a result of its ownership of such Company Entity) is or may be subject to taxation by that jurisdiction.

(e)    There are no liens for Taxes on any assets of any Company Entity other than Permitted Liens.

(f)     Each Company Entity has withheld all material Taxes from payments to employees, agents, contractors, and nonresidents and remitted such amounts to the proper Governmental Authority in accordance with applicable Law.

(g)    The accrued Tax liability reflected on the Latest Balance Sheet (excluding any deferred Tax assets or liabilities) is adequate to cover any material Tax liabilities of the Company Entities as of the date of the Latest Balance Sheet and no Company Entity has incurred any material Tax liability outside the ordinary course of business since such date.

(h)    No Company Entity is a party to any Tax allocation, Tax sharing or similar agreement or other agreement or arrangement with respect to Taxes or is liable for a material amount of Taxes of any other Person (other than, in each case, with respect to a contract entered into in the ordinary course of business not relating primarily to Taxes).

(i)     No Company Entity has agreed to any extension or waiver of the statute of limitations applicable to any Tax Return, agreed to any extension of time to pay Taxes, or agreed to any extension of time with respect to a Tax assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired, in each case, other than ordinary course extensions of time to file Tax Returns.

(j)    None of Seller or any Company Entity has participated in a reportable transaction as defined in Treasury Regulation Section 1.6011-4(b).

(k)    No Company Entity (i) has been a member of any Consolidated Group or (ii)  has any liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any corresponding provisions of state, local or foreign Law), or as a transferee or successor, by contract, or otherwise.

(l)     No Company Entity has, in the past five (5) years, distributed the stock of another Person, or had its stock, or other equity interests, distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(m)   No Company Entity will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a Taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law) executed on or prior to the Closing Date; (iii) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Laws) entered into or created on or prior to the Closing Date; (iv) installment sale or open transaction disposition made outside the ordinary course of business on or prior to the Closing Date; (v) cash method of accounting or long-term contract method of accounting utilized prior to the Closing Date; (vi) prepaid amount received on or prior to the Closing Date, or (vii) election under Section 965(h) of the Code or any similar state or local Laws.

(n)     Subject to Section 6.13, no Company Entity has made any payments, is obligated to make any payments, or is a party to any agreement that as a result of the transactions contemplated by this Agreement would obligate it to make any payments that are not deductible under Section 280G of the Code.

(o)     Seller is not a “foreign person” as that term is used in Treasury Regulation Section 1.1445-2.

(p)     Each Company Entity other than Aria Solutions USA, Inc. and Avtex Solutions International Inc. is currently treated as a disregarded entity for U.S. federal income Tax purposes pursuant to Treasury Regulation Section 301.7701-3(b)(1)(ii) and (ii) has at all times since its formation been treated for U.S. federal income Tax purposes as either a disregarded entity pursuant to Treasury Regulation Section 301.7701-3(b)(1)(ii) or a partnership and has never filed an election to be treated as an association taxable as a corporation for any income tax purposes.

No representation or warranties in this Section 3.07 shall be deemed made with respect to the availability or use of any Tax attribute or Tax credit in any Tax period beginning after the Closing Date or otherwise related to Taxes payable in any such period.

Section 3.08 Litigation. Schedule 3.08 hereto sets forth each action, suit, investigation and other proceeding pending or, to the Knowledge of the Company, asserted against or threatened against any of the Company Entities, at law or in equity, or before or by any Governmental Authority (“Legal Proceedings”). To the Knowledge of the Company, no event has occurred, and no claim, dispute or other condition or circumstance exists or has been asserted, that (with or without notice or lapse of time) will or could reasonably be expected to give rise to or serve as a basis for the commencement of any such Legal Proceeding.

Section 3.09 Financial Statements.

(a)      The Company has delivered to the Buyer true and correct copies of the following financial statements attached as Schedule 3.09 hereto:

(i)      audited consolidated balance sheet of the Company as of December 31, 2020 (the “Latest Balance Sheet”), December 31, 2019, and December 31, 2018, and audited consolidated statements of operations and comprehensive income (loss), member’s equity and cash flows for the fiscal years then ended (collectively, the “Financial Statements”).

(b)     The Financial Statements have been prepared in accordance with GAAP applied consistently during the periods covered thereby, and present fairly in all material respects the consolidated financial position of the Company at the dates of said statements and the results of its operations and cash flows for the periods covered thereby.

(c)      Except as set forth on Schedule 3.09 hereto, no Company Entity has any material liabilities that would be required to be reflected on a balance sheet prepared in accordance with GAAP, except for (i) the liabilities reflected or reserved against on the Latest Balance Sheet (including all notes thereto); (ii) liabilities incurred in the ordinary course of business since the date of the Latest Balance Sheet; and (iii) liabilities which, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect.

Section 3.10 Transactions with Affiliates. Except as set forth on Schedule 3.10 hereto, there have been no transactions, contracts, indebtedness, understandings or agreements of any kind or any conflicts of interest between any Company Entity and any Person (other than such Company Entity) who is an Affiliate or a director, officer, member, equity owner, or manager of any Company Entity (other than employment services in the ordinary course of business), and no such Person has or has had any valid claim or right against any Company Entity (other than rights to receive compensation for services performed in the ordinary course of business).

Section 3.11 Real Properties.

(a)     The Company Entities do not own any real property.

(b)     Schedule 3.11 hereto sets forth each lease or other agreement under which any Company Entity leases or has a right to occupy any real property (the “Real Property Leases” and, each individually, a “Real Property Lease”). Correct and complete copies of the Real Property Leases have been made available to the Buyer by the Company. Except as set forth on Schedule 3.11 hereto, the applicable Company Entity has a valid and subsisting leasehold interest in all the real property which is the subject of each of the respective Real Property Leases set forth on Schedule 3.11 hereto (individually, the “Leased Real Property” and, collectively, the “Leased Real Properties”).

Section 3.12 Absence of Changes. Except as set forth on Schedule 3.12, since December 31, 2020:

(a)     there has not been any material damage, destruction or casualty loss, whether or not covered by insurance, to any material tangible assets or properties of Company that amounts to more than $100,000;

(b)     there has not been any increase in the compensation payable or to become payable by any Company Entity to its employees (other than adjustments consistent with prior practice) or any increase in any bonus, insurance, pension or other Employee Benefit Plan or program, payment or arrangement (other than adjustments consistent with prior practice, as required by applicable Law or which will be included as a Seller Transaction Expense hereunder)) made to, for or with any such directors, officers or employees except as contemplated by this Agreement;

(c)     there has not been any termination or written notification of intended termination of a relationship with any material customer or material supplier of any Company Entity;

(d)     there has not been any entry by any Company Entity into any commitment or transaction exceeding $100,000 in any instance (including, without limitation, any borrowing or capital expenditure) other than customer and vendor contracts in the ordinary course of business;

(e)     there has not been any material change by any Company Entity in accounting methods, principles or practices;

(f)      there has not been any repurchase or retirement of any securities of any Company Entity, or any declaration, payment or setting aside for payment of any dividend or other distribution (whether in cash, equity or property) with respect to the equity of any Company Entity other than Tax distributions;

(g)     there has not been any recognition of revenue on any transaction where a substantial or contingent right of return exists;

(h)     each Company Entity has conducted its business only in the usual, regular and ordinary course in all material respects, in substantially the same manner as heretofore conducted, and has used commercially reasonable efforts to preserve intact their present lines of business and preserve their relationships (contractual or otherwise) with customers, suppliers and others having business dealings with them (including, without limitation, through ordinary course renewals, negotiations with and amendments to such relationships), other than remote working arrangements and travel limitations undertaken with respect to the COVID-19 outbreak and other actions in response to COVID-19 Measures;

(i)      no Company Entity has sold, assigned or otherwise transferred any right, title or interest in or to any of their respective assets (including ownership in any intellectual property set forth on Schedule 3.14 hereto) valued in excess of $25,000 individually or in the aggregate other than non-exclusive licenses or inventory in the ordinary course of business;

(j)      there has not been any Material Adverse Effect; and

(k)      no Company Entity has taken any action that would have been prohibited or otherwise restricted under Section 6.01 hereof, had such action been taken before Closing.

Section 3.13 Title to Assets. Except as set forth on Schedule 3.13 hereto, (a) the Company Entities have good title to all assets reflected on the Latest Balance Sheet, except as sold or disposed of subsequent to the date thereof in the ordinary course of business consistent with past practices and (b) all of said assets are owned free and clear of all Liens, except for (i) Liens identified on Schedule 3.13 hereto, (ii) Liens which, individually or in the aggregate, do not materially detract from the value, or materially interfere with the present use, of the Company Entities’ aggregate tangible personal property, (iii) Liens for Taxes and other governmental charges which are not yet due and payable or which may thereafter be paid without penalty and (iv) Liens arising or incurred in the ordinary course of business. The assets owned, leased or licensed by the Company Entities collectively constitute all of the properties, rights, interests and other tangible and intangible assets used in or necessary to enable the Company Entities to conduct the Company Entities’ business in the manner in which such business is currently being conducted.

Section 3.14 Intellectual Property.

(a)     Registered IP. Schedule 3.14 hereto sets forth all patents, trademark registrations, service mark registrations, domain name registrations, copyright registrations, and all applications for any of the foregoing, that are both material to the business of the Company Entities and owned by the Company Entities. Schedule 3.14 also accurately lists any other Person that, to the Knowledge of the Company, has or purports to have an ownership interest in any item of registered intellectual property set forth or required to be set forth therein and the nature of such ownership interest.

(b)    Unregistered IP. Schedule 3.14 accurately lists (i) each unregistered trademark and item of Company Software that is both material to the business of any Company Entity in the manner in which such business is currently being conducted and owned by the Company Entities; and (ii) to the Knowledge of the Company, any other Person that has or purports to have an ownership interest of any nature in such item of intellectual property and the nature of such ownership interest.

(c)     Inbound Licenses. Schedule 3.14 accurately sets forth each contract pursuant to which any material intellectual property is licensed to any of the Company Entities, other than (i) any non-exclusive licenses to “off-the-shelf” third party computer software that is generally available on standard commercial terms for an aggregate license fee ; (ii) licenses for open source software; (iii) licenses for software or other intellectual property embedded in any equipment, fixtures, components, or finished products; (iv) non-exclusive implied licenses of intellectual property granted to any Company Entity; and (v) non-exclusive licenses that are not the primary purpose of the applicable contract.

(d)     Outbound Licenses. Schedule 3.14 accurately lists each contract pursuant to which any Person has been granted any exclusive license under any intellectual property owned by the Company Entities. No Company Entity is bound by any contract containing any covenant or other provision that in any way limits or restricts the ability of any Company Entity to use, exploit, make available, assert or enforce any intellectual property owned by any Company Entity anywhere in the world.

(e)     Ownership Free and Clear. The Company Entities are the sole and exclusive owners of all right, title and interest to and in the intellectual property set forth in Schedule 3.14, free and clear of any encumbrances (other than non-exclusive licenses of such intellectual property granted in the ordinary course of business). To the Knowledge of the Company, all derivative works of any such material intellectual property are exclusively owned by the Company Entities. Without limiting the generality of the foregoing, to the Knowledge of the Company:

(i)     all documents and instruments necessary to establish, perfect and maintain the rights of the Company Entities in the registered intellectual property set forth in Schedule 3.14 have been validly executed, delivered and filed in a timely manner with the appropriate Governmental Authority;

(ii)     each employee and company service provider who is or was involved in the creation or development of any material intellectual property for or on behalf of any Company Entity (A) has either signed a valid and enforceable agreement with such Company Entity containing an assignment of all intellectual property to the Company Entity or such intellectual property rights are owned by such Company Entity by operation of law; and (B) has signed a valid and enforceable agreement with such Company Entity containing confidentiality provisions protecting any confidential information of the Company Entity, as well as any Trade Secrets as defined by applicable laws.

(iii)     each Company Entity has taken commercially reasonable steps to maintain the confidentiality of Trade Secrets and other proprietary or confidential information pertaining to such Company Entity; and

(iv)      the Company Entities own or otherwise have sufficient rights in all intellectual property necessary to conduct the business of the Company Entities as currently conducted

(f)      Valid and Enforceable. All material intellectual property owned by the Company Entities is valid, subsisting and enforceable. Without limiting the generality of the foregoing:

(i)      Schedule 3.14 accurately identifies and describes each action, filing and payment that must be taken or made on or before the date that is 60 days after the date of this Agreement in order to maintain a material item of registered intellectual property owned by the Company Entities in full force and effect;

(ii)     no interference, opposition, cancellation, reissue, inter partes review, post grant review, re-examination or other Legal Proceeding is pending or, to the Knowledge of the Company, threatened, in which the scope, validity or enforceability of any intellectual property of the Company Entities is being contested or challenged; and

(iii)     as of the execution of this Agreement, all necessary registration, maintenance and renewal fees in respect of the intellectual property owned by any Company Entity have been paid and all necessary documents and certificates have been filed with the relevant Governmental Authority for the purpose of maintaining such intellectual property;

(g)     No Third Party Infringement of Intellectual Property. To the Knowledge of the Company, since the Reference Date, no Person has infringed, misappropriated or otherwise violated, and no Person is currently infringing, misappropriating or otherwise violating, any material intellectual property owned by the Company Entities. Since the Reference Date, the Company Entities have not received any written notice of infringement of or other violation of asserted rights of others with respect to any material know how, Trade Secrets, patents, trademarks, service marks, trade names, domain names or copyrights that are owned by the Company Entities.

(h)      No Infringement of Third-Party Intellectual Property Rights. No Company Entity is currently or since the Reference Date has infringed, misappropriated or otherwise violated or made unlawful use of any intellectual property of any other Person in the jurisdictions in which the Company Entities operate. No product owned by any Company Entity has since the Reference Date or currently infringes, misappropriates, violates or makes unlawful use of any intellectual property of any other Person in the jurisdictions in which such products are sold.

(i)      Use of Open Source Code. To the Knowledge of the Company, no Company Entity has used open source code in such a way that (A) creates or purports to create any obligations for any Company Entity with respect to any product owned by such Company Entity or (B) grants or purports to grant to any third party any rights or immunities under any intellectual property of such Company Entity. Each Company Entity is in material compliance with all terms and conditions of all relevant licenses for open source code. Other than as set forth on Schedule 3.14, no source code for any Company Software has been delivered, licensed or made available to any escrow agent or other Person who is not an employee of any Company Entity.

Section 3.15 Contracts. Schedule 3.15 hereto sets forth the following contracts, commitments, plans, agreements and licenses (true and complete copies of which have been made available to the Buyer and/or its agents) (the “Contracts”) to which any Company Entity is a party to or subject to:

(a)     any plan or contract providing for bonuses, stock, options, stock purchases, profit sharing or any contract or agreement with any labor union;

(b)     any employment contract or contract for services which requires the payment of more than $100,000 annually in total cash compensation which is not terminable on 60 or fewer days’ notice by any Company Entity without liability for any material penalty or severance payment;

(c)     any contract or agreement for the purchase of any commodity, material or equipment in excess of $100,000 (other than purchase orders entered into in the ordinary course of business);

(d)     any contracts or agreements creating any obligation of any Company Entity of more than $100,000 annually with respect to any such contract (excluding the Material Customer Contracts and the contracts required to be disclosed under subsection (c) above);

(e)      the top 150 currently active customers of the Company Entities and the top 30 currently active customers of Aria Solutions, Inc. by aggregate dollar volume of sales to such customers on a consolidated basis for the 12-month period ending December 31, 2020 (the “Material Customer Contracts”);

(f)      any contract or agreement requiring the purchase of all or substantially all of its requirements of a particular product from a supplier, except any contract or agreement relating to the purchase of inventory in the ordinary course of business;

(g)     any contract or agreement which by its terms does not terminate or is not terminable by any Company Entity without payment of a penalty of $100,000 or more;

(h)     any Contract containing covenants limiting the freedom of any Company Entity to (i) compete in any line of business or with any Person or to engage in any line of business, or (ii) to acquire any product, property or other asset (tangible or intangible), or any services, from any other Person, to sell any product or other asset to or perform any services for any other Person or to transact business or deal in any other manner with any other Person;

(i)      other than any organizational document of any Company Entity, each Contract which provides for indemnification of any officer, director, manager, employee or agent;

(j)	any Contract granting “most favored nation” status to any other Person;

(k)	any partnership, joint venture or any sharing of revenues, profits, losses,

costs or liabilities, or other similar contract or agreement with any other Person (other than another Company Entity); or

(l)	any Contract set forth in Schedule 3.14.

All Contracts, as of the date hereof, are valid and in full force and effect in accordance with the terms of such Contract and constitute legal, valid and binding obligations of the applicable Company Entity and, to the Knowledge of the Company, the other parties thereto, and are enforceable against such Company Entity in accordance with their respective terms, subject to proper authorization and execution of such Contract by the counterparties thereto and applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). No Company Entity is in default in complying with any material provisions thereof, no Company Entity has received written notice of any such default, and, to the Knowledge of the Company, no condition or event or facts exist which, with notice, lapse of time or both, would constitute a default thereof on the part of such Company Entity which default, in any such case, would reasonably be expected to have a Material Adverse Effect.

Section 3.16    Insurance. To the Knowledge of the Company, all policies of insurance maintained by each Company Entity are in full force and effect and no Company Entity is in default with respect to its payment obligations under any such policies. Except as set forth on Schedule 3.16, there are no claims currently pending under such insurance policies and all prior claims under such insurance policies have been filed in a timely fashion. All loss runs for the past three (3) years for all Company Entities are listed on Schedule 3.16.

Section 3.17    Permits. Except as set forth on Schedule 3.17 hereto, (i) each Company Entity has obtained all permits, registrations, licenses, franchises, certifications and other approvals (collectively, the “Approvals”) from Governmental Authorities necessary for the conduct of its business as presently conducted, except where the failure to obtain such permits, registrations, licenses, franchises, certifications and other approvals would not reasonably be expected to have a Material Adverse Effect on any Company Entity, (ii) all such Approvals are valid and in full force and effect, except where the failure of such Approvals to be in full force and effect would not reasonably be expected to have a Material Adverse Effect on any Company Entity, and (iii) none of such Approvals is subject to termination by its terms as a result of the execution of this Agreement by any Company Entity or by the consummation of the transactions contemplated by this Agreement.

Section 3.18     Employee Benefit Plans. All Employee Benefit Plans are listed on Schedule 3.18 hereto.

(a)        With respect to the Employee Benefit Plans, the Company has delivered or made available to Buyer true, accurate, current and complete copies of each of the following, to the extent applicable: (i) the plans and related trust or other funding documents comprising the Employee Benefit Plan, and amendments thereto; (ii) with respect to any Employee Benefit Plan which is unwritten, a written description of eligibility, participation, benefits, funding arrangements, assets and a description of the obligations of any Company; (iii) evidence of registration and the most recent Internal Revenue Service determination, advisory or opinion letter, where applicable, and all valuation reports, legal opinions, consultants’ reports and significant correspondence relating to the administration or funding of any Employee Benefit Plan or the use of the funds held under such Employee Benefit Plans; (iv) all Contracts with third-party administrators, actuaries, investment managers, consultants, business associates (as such term is defined under the Health Insurance Portability and Accountability Act of 1996) and other independent contractors that relate to any Employee Benefit Plan; (v) all currently effective summary plan descriptions, summaries of material modifications, summaries of benefits and coverage, employee handbooks and other substantive written communications from any Company to employees regarding the Employee Benefit Plans; (vi) all Forms 1094-C, Transmittal of Employer-Provided Health Insurance Offer and Coverage Information Returns, and Forms 1095-C, Employer-Provided Health Insurance Offer and Coverage filed by any Company Entity or its predecessor; (viii) nondiscrimination, coverage and any other applicable testing performed with respect to the two most recent years; and (ix) all policies and procedures (if any) established to comply with the privacy and security rules of the Health Insurance Portability and Accountability Act of 1996 with respect to the Employee Benefit Plans.

(b)        All Employee Benefit Plans are valid, in full force and effect and constitute legal, valid and binding obligations of the Company Entities to which it relates. Each Employee Benefit Plan has been and is being operated, maintained, funded, invested and administered in material compliance with all applicable Laws, including without limitation, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Code, the Americans with Disabilities Act of 1990, the Family Medical Leave Act of 1993, the Health Insurance Portability and Accountability Act of 1996, the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010, and all regulations and guidance issued thereunder, together, where applicable, with the Canadian Association of Pension Supervisory Authorities Guidelines for Capital Accumulation Plans. With respect to any Employee Benefit Plan that is a group health plan (within the meaning of Section 5000(b)(1) of the Code), no event has occurred, and no condition or circumstance exists that has or, to the Knowledge of any Company Entity, could reasonably be expected to subject any Company Entity or Employee Benefit Plan to an assessable payment under Section 4980H of the Code or a Tax under Section 4980D of the Code for any month beginning on or after January 1, 2015. Each Company Entity has properly identified each employee of such Company Entity who is a “full-time employee” as defined in Section 4980H of the Code and the regulations and related guidance promulgated thereunder.

(c)         No Company Entity has incurred any liability and, to the Knowledge of any Company Entity, there is no reasonable basis for any liability, in connection with its obligations under applicable Law to: (i) file timely a return, report statement, notice, declaration or other document required by any Law or Governmental Authority that is complete and accurate in all material respects; or (ii) distribute to such Employee Benefit Plan’s participants or beneficiaries any return, report, statement, notice, declaration or other document that is complete and accurate in all material respects, as required by Law

(d)        No Employee Benefit Plan is a “registered pension plan” as defined in subsection 248(1) of the Income Tax Act (Canada) and which contains a “defined benefit provision” as defined in subsection 147.1(1) of the Income Tax Act (Canada), or a defined benefit pension plan or is subject to the minimum funding requirements of Section 412 of the Code or Title IV of ERISA, and neither any Company Entity nor any ERISA Affiliate has, within the six years calendar years prior to the date of this Agreement, contributed to or been obligated to contribute to such a plan.

(e)        No Employee Benefit Plan is a “multiemployer plan” within the meaning of Section 3(37) of ERISA, a “multiple employer plan,” as defined in Section 413(c) of the Code, a “multi-employer pension plan” under the Employment Pension Plans Act (Alberta) or equivalent federal or provincial pension standards legislation, a plan that owns employer stock or an International Employee Plan, and neither any Company Entity nor any ERISA Affiliate has ever contributed to or been obligated to contribute to such a plan.

(f)         Each Employee Benefit Plan intended to qualify under Section 401 of the Code is so qualified and has received a favorable determination letter or may rely on an opinion or advisory letter from the Internal Revenue Service that such Employee Benefit Plan is a “qualified plan” under Section 401(a) of the Code, and no amendment has been made nor has any event occurred that could reasonably be expected to adversely affect such qualification;

(g)         No Company Entity or the employees, owners or directors of a Company Entity has engaged in any nonexempt “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code that would reasonably be expected to result in a material liability to the Company Entities. No Company Entity has any liability for breach of fiduciary duty with respect to any Employee Benefit Plan that is subject to Title I of ERISA or any other failure to act in accordance with Title I of ERISA or comply with Title I of ERISA nor, to the Knowledge of the Company, is there a reasonable basis for any such liability.

(h)        With respect to the Employee Benefit Plans, all contributions and reserves required by the terms of the Employee Benefit Plans or applicable Law have been timely made or properly accrued on the Company Entities’ financial statements in accordance with GAAP or Canadian Generally Accepted Accounting Principles.

(i)         No Company Entity has any liability under any Employee Benefit Plan, or otherwise, to provide medical or death benefits with respect to current or former employees of such Company Entity beyond their termination of employment (other than coverage mandated by law), and there are no reserve assets, surplus or prepaid premiums under any such Employee Benefit Plan. Each Company Entity has, at all times, previously been in compliance in all material respects, and is currently in compliance in all material respects, with the applicable continuation requirements for its welfare benefit plans, including (i) COBRA, and (ii) any applicable state statutes mandating health insurance continuation coverage for employees. With respect to any Employee Benefit Plan that is a group health plan within the meaning of Section 5000(b)(1) of the Code or similar state Law, no event has occurred and, to the Knowledge of any Company Entity, no circumstance exists under which Buyer may reasonably be expected to incur, direct or indirect, any liability under the provisions of COBRA.

(j)          With respect to the Employee Benefit Plans (i) no Employee Benefit Plan is currently under audit or examination (nor has notice been received of a potential audit or examination) by the Internal Revenue Service, the U.S. Department of Labor or any other Governmental Authority, and no matters are pending with respect to the Employee Benefit Plan under the Internal Revenue Service Voluntary Correction Program, Audit Closing Agreement Program or similar programs, (ii) no Company Entity has received, within the prior six calendar years, any communication from any Governmental Authority questioning or challenging the compliance of any Employee Benefit Plan with applicable Laws; and (iii) there are no claims or proceedings pending (other than routine claims for benefits) or threatened with respect to such Employee Benefit Plan or against the assets or fiduciaries of such Employee Benefit Plan nor, to the Knowledge of any Company Entity, is there any reasonable basis for any such claim or proceeding.

(k)         Each Employee Benefit Plan is amendable and terminable unilaterally by a Company Entity at any time without liability or expense to any Company Entity as a result thereof (other than for benefits accrued or earned through the date of termination or amendment and reasonable administrative expenses related thereto or as otherwise set forth by the terms of such Employee Benefit Plan) and, except as set forth on Schedule 3.18 hereto, no Employee Benefit Plan, plan document or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits a Company Entity from amending or terminating any such Employee Benefit Plan, or in any way limits such action. No Company Entity has any formal plan or has made any promise or commitment to create any additional benefit plans which would be considered to be an Employee Benefit Plan once created or to improve or change the benefits provided under any Employee Benefit Plan.

(l)          Except as set forth on Schedule 3.18 hereto, the consummation of the transactions contemplated by this Agreement will not, either alone or together with any other event, (i) entitle any current or former employee, manager, director or service provider of any Company Entity to any payment, (ii) increase the amount of compensation or benefits due to any such employee, manager, director or service provider, (iii) accelerate the time of vesting or payment of any compensation, equity incentive or other benefit, (iv) constitute a “change in control” or similar triggering event under any Employee Benefit Plan, or (v) result in any “parachute payment” under Section 280G of the Code whether or not such payment is considered to be reasonable compensation for services rendered.

(m)       Each Employee Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Code Section 409A(d)(1)) has at all times complied in all material respects in form and in operation with the requirements of Section 409A of the Code and the guidance issued thereunder. No Company Entity has any obligation to pay, gross up, or otherwise indemnify any employee or other service provider for Taxes or any other costs incurred as a result of a violation of Section 409A of the Code or Section 4999 of the Code. Each option to purchase equity of the Seller or any Company Entity granted to or held by an individual or entity who is or may be subject to United States taxation either is not subject to the requirements of Section 409A of the Code or (i) has an exercise price that that is not less than the fair market value of the underlying equity as of the date such option was granted, (ii) has no feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of any such equity, (iii) to the extent it was granted after December 31, 2004, was granted with respect to a class of stock of any Company that is “service recipient stock” (within the meaning of Section 409A of the Code and the proposed or final regulations or other Internal Revenue Service guidance issued with respect thereto), and (iv) has been properly accounted for in the Financial Statements in accordance with GAAP. No Employee Benefit Plan is intended to be, or has ever been determined or alleged by a Governmental Authority or any other Person to be, a “salary deferral arrangement” within the meaning of subsection 37.248(1) of the Income Tax Act (Canada).

(n)         Nothing has been done or omitted to be done by any Company Entity which could make any policy or insurance contract void or voidable, and none of the Employee Benefit Plans, or the insurance contracts relating thereto, require or permit a retroactive increase in premiums or payments due under, or require additional premiums on termination of the Employee Benefit Plan, or any insurance contract relating thereto. The level of insurance reserves under each Employee Benefit Plan is reasonable and sufficient to provide for all incurred but unreported claims.

(o)         All data necessary to administer each Employee Benefit Plan is in the possession of a Company Entity or its agent and is in a form which is sufficient for the proper administration of the Employee Benefit Plan in accordance with its terms and all applicable Law and such data is complete and correct.

Other than as set forth in Section 3.18, the Company does not make any other representation or warranty, either express or implied, with respect to any matters relating to employee benefits or matters pertaining to any Law relating thereto.

Section 3.19     Employees; Labor Matters.

(a)        Except as set forth on Schedule 3.19 hereto, there are no complaints, charges, claims, grievances, or investigations against any of the Company Entities filed or, pending with any governmental agency or under any dispute resolution procedure (including, but not limited to, any proceedings under any dispute resolution procedure under any collective bargaining agreement) relating to the employment, engagement as a consultant/contractor, termination of employment/engagement, or failure to employ by any Company Entity of any individual that have not been dismissed. No collective bargaining agreements are in effect or are currently being negotiated by any Company Entity. No trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent: holds bargaining rights with respect to any employees of any Company Entity by way of certification, interim certification, voluntary recognition, designation or successor rights, has applied to be certified as the bargaining agent of any employees of a Company Entity, or has applied to have any Company Entity declared a related employer or successor employer pursuant to applicable labor legislation. In addition, to the Knowledge of the Company, there are no actual or threatened unfair labor practice complaints or similar labor related disputes or proceedings pertaining to any Company Entity that could be brought or filed, and there have not been any such activities or disputes or proceedings within the last three (3) years.

(b)         To the Knowledge of the Company, since the Reference Date, no trade union organizing efforts have been conducted or are now being conducted with respect to any Company Entity. Set forth on Schedule 3.19 hereto is a list of all actual suits and proceedings pending or, to the Company’s Knowledge, threatened between any Company Entity and any employees, former employees or prospective employees, consultants/contractors, former consultants/contractors, volunteers, and/or interns of any Company Entity or any governmental agency relating to such individuals. No Company Entity is in violation in any material respect of any provision of any Law promulgated by any Governmental Authority regarding the terms and conditions of employees, former employees or prospective employees, prospective employees, consultants/contractors, former consultants/contractors, volunteers, and/or interns or other labor-related matters, including, without limitation, Laws relating to discrimination, fair labor standards and occupational health and safety, employment standards, rate and payment of wages, overtime, vacation, human rights, disability accommodation, leave and paid sick time, WARN and any similar state, provincial or local “mass layoff” or “plant closing” Law, wrongful discharge, retaliation, violation of the personal rights of any applicant or individual employed or engaged by any Company Entity, workers’ compensation, unemployment, the collection and payment of withholding and/or social security taxes and any similar tax except for immaterial non-compliance, and immigration compliance. There has been no “mass layoff” or “plant closing” (as defined by WARN or any similar state, provincial or local Law) with respect to the Company Entities within the six (6) months prior to the date hereof and the resignation of executive officers, managers and directors as set forth in Section 6.06 shall not trigger a “mass layoff” or “plant closing” (as defined by WARN or any similar state, provincial or local Law). All individuals characterized and treated by any Company Entity as consultants or independent contractors of the Company Entity qualify as and are properly treated as independent contractors under all applicable Laws in all material respects and all such individuals are identified in Schedule 3.19. All employees of the Company Entities classified as exempt under the Fair Labor Standards Act, applicable employment standards legislation and state, provincial and local wage and hour laws qualify as and are properly classified.

(c)        Schedule 3.19 sets forth all transaction bonuses to be paid by any Company Entity to employees thereof in connection with this transaction.

(d)         The Company Entities have paid all accrued employee bonuses for the calendar year 2020 prior to the date hereof.

Other than as set forth in Section 3.19, the Company does not make any other representation or warranty, either express or implied, with respect to any matters relating to employees, employee relations or matters pertaining to any Law relating thereto.

Section 3.20     Environmental Matters. Except as set forth on Schedule 3.20 hereto, since the Reference Date, each Company Entity has obtained and possessed all material permits and licenses required under federal, state and local Laws and regulations concerning pollution or protection of the environment, in each case in effect on the date hereof, including all such Laws and regulations relating to the emission, discharge, release of any petroleum, pollutants, or hazardous substances or wastes into air, surface water, groundwater or lands (“Environmental Requirements”), except, in each case, where the failure to possess such permits, licenses and other authorizations would not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 3.20 hereto, to the Knowledge of the Company, since the Reference Date, each Company Entity is in compliance with all terms and conditions of such permits, licenses and authorizations and with all other applicable Environmental Requirements, except, in each case, for such failures to comply that would not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 3.20 hereto, since the Reference Date, no Company Entity has received any written notice from any Governmental Authority or other third party alleging that such Company Entity has failed in any material respect to comply with any Environmental Requirements, or that such Company Entity is liable in any material respect for any material injury or material damages to any Person or property because of the release of any petroleum, pollutant, hazardous substance or waste except, in each case, as would not reasonably be expected to have a Material Adverse Effect. Notwithstanding any implication to the contrary contained herein, this Section 3.20 constitutes the sole and exclusive representations and warranties of the Companies with respect to Environmental Requirements and all other environmental matters.

Section 3.21     Books and Records. Each Company Entity has made and kept business records, financial books and records, personnel records (including all earnings, overtime pay and vacation pay for employees), ledgers, sales accounting records, Tax records and related work papers and other books and records (collectively, the “Books and Records”) that are true, correct and complete in all material respects and accurately and fairly reflect, in all material respects, the business activities of such Company Entity. At the Closing, all Books and Records will be in the possession of the Company Entities.

Section 3.22     Bank Accounts. Schedule 3.22 provides the following information with respect to each account maintained by or for the benefit of each Company Entity at any bank or other financial institution: (i) the name of the bank or other financial institution at which such account is maintained; (ii) the account number; and (iii) the type of account.

Section 3.23     Privacy Compliance. Each Company Entity (i) has at all times since January 1, 2017, complied in all material respects with all applicable Privacy Requirements, (ii) has not received any written or, to the Knowledge of the Company, oral notice (including any enforcement notice), letter or complaint from a Governmental Authority or any Person alleging any noncompliance or potential noncompliance with any applicable Privacy Requirements or its privacy policies, nor has it been subject to any Legal Proceeding relating to compliance with Privacy Requirements or its Processing of Personal Data; and (iv) no Company Entity has been subject to any regulatory inquiries from any Governmental Authority regarding actual or potential noncompliance with applicable Privacy Requirements.

Section 3.24     Information Security.

(a)        Information Security Program. Each Company Entity has established and has adhered to a written information security program (the “Information Security Program”) that complies in all material respects with applicable Privacy Requirements and that: (i) includes administrative, technical and physical safeguards that are commercially reasonable for the protection of Personal Data (and, in particular, “electronic protected health information” (“ePHI”) as defined under Privacy Requirements) and which are designed to protect the security, confidentiality, and integrity of any Company Data, User Data or Personal Data owned, controlled, maintained, held or Processed by any Company Entity or any third party operating on behalf of or at the direction of any Company Entity; (ii) includes policies and procedures regarding Personal Data and the Processing thereof, as well as disaster recovery plan, business continuity procedures, incident response and security plans, procedures and facilities; (iii) protects against Malicious Code, Data Breaches, denial-of-service attacks, business interruptions and unauthorized access to and Processing of the Company IT Systems, Personal Data, User Data and Company Data and the systems of third party service providers that have access to such data or Company IT Systems; and (iv) uses reasonable encryption methods that comply with applicable Privacy Requirements and Company Privacy Policies for transmission of information (and, in particular, ePHI) across wireless and wired networks and storage of Personal Data, in each case for (i), (ii), (iii) and (iv), according to such data’s sensitivity and proportional to the risk that the inappropriate use or disclosure of that data could cause financial, physical or reputational harm to an individual. Each Company Entity has audited its Information Security Program on a no less than an annual basis. Each Company Entity has taken commercially reasonable steps to remediate or otherwise address all critical, high and medium risks identified in any security risk assessments. The Information Security Program is sufficient and compliant in all material respects with Privacy Requirements in all material respects. Except as disclosed in Schedule 3.24, no Company Entity or, to the Company’s Knowledge, any third party operating on its behalf, has suffered a Data Breach since the Reference Date, or has ever been liable for, or required under any Privacy Requirements to notify any Person or Governmental Authority of, any Data Breach, and no Company Entity has been materially and adversely affected by any denial-of-service attacks, business interruption, Malicious Code or threats to maintaining the security confidentiality or integrity of Company Data, User Data or Personal Data. No material breach or material violation of the Information Security Program has occurred since the January 1, 2017 or, to the Company’s Knowledge, is threatened. To the Knowledge of the Company, the Company IT Systems do not contain any Malicious Code.

(b)         No Harmful Code. To the Knowledge of the Company, none of the Company Owned Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) accessing, damaging or destroying any data or file without the user’s consent. To the Knowledge of the Company, none of the Company Owned Software contains any “back doors” or other undocumented access mechanism allowing unauthorized access to, viewing of, manipulation of or modification or other changes to, any software or Company IT Systems.

(c)        Bugs. To the Knowledge of the Company, none of the Company Owned Software: (i) contains any material bug, defect or error that adversely affects the use, functionality or performance of such Company Owned Software; or (ii) fails in a material manner to comply with any applicable warranty or other contractual commitment relating to the use, functionality or performance of such Company Owned Software.

(d)        Company IT Systems. All Company IT Systems are configured and perform in accordance with commercially reasonable security standards, including all security standards to which any Company Entity claims compliance. Neither any Company Entities’ operation and maintenance of any Company IT System nor the running and updating of the computer programs developed by any Company Entity are dependent on any individual employee or third party and such operation and maintenance and running and updating can be carried out by a skilled computer technician or expert.

Section 3.25      Indebtedness. Exhibit E sets forth all outstanding Indebtedness of each Company Entity as of the date hereof.

Section 3.26   No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE 3 (AS QUALIFIED BY THE SCHEDULES), THE COMPANY MAKES NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AND THE COMPANY HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants to the Buyer that:

Section 4.01    Organizational Authorization. Seller is duly organized, validly existing and in good standing under its jurisdiction of organization and has all requisite power and authority to own and lease its properties and to carry on its business as now being conducted. The execution, delivery and performance by the Seller of this Agreement and the consummation of the transactions contemplated hereby are within the Seller’s limited liability company powers and have been duly authorized by all necessary action on the part of the Seller. Assuming due authorization, execution and delivery by the Buyer, this Agreement constitutes a valid and binding agreement of the Seller, enforceable against the Seller in accordance with its terms, except as enforceability may be limited by applicable equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar Laws from time to time in effect affecting the enforcement of creditors’ rights generally.

Section 4.02   Governmental Authorization. The execution, delivery and performance by the Seller of this Agreement and the consummation of the transactions contemplated hereby require no material action by or in respect of, or material filing with, any Governmental Authority other than compliance with the HSR Act or any applicable requirements of other Antitrust Laws.

Section 4.03    Non-contravention. The execution, delivery and performance by the Seller of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate its certificate of formation or limited liability company agreement, (ii) assuming compliance with the matters referred to in Section 4.02, violate any material law, rule, regulations, judgment, injunction, order or decree applicable to the transactions contemplated hereby or (iii) require any material consent or other material action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Seller under any provisions of any material agreement or other material instrument binding upon the Seller.

Section 4.04    Ownership of Securities. The Seller is the owner of all of the Company Interests, free and clear of any Lien, except for Liens being released at the Closing and under applicable securities Laws. Seller is not a party to any option, warrant, purchase right or other contract that could require Seller to sell, transfer or otherwise dispose of any Company Interests (other than pursuant to this Agreement). Seller is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any Company Interests. Upon payment of the portion of the Estimated Purchase Price payable to Seller pursuant to Section 2.02(b), Seller will transfer to Buyer good and valid title to the Company Interests, free and clear of all Liens.

Section 4.05   No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE 4 (AS QUALIFIED BY THE SCHEDULES), THE SELLER MAKES NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AND THE SELLER HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the other parties hereto that:

Section 5.01     Existence and Power. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Colorado and has all limited liability company powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.

Section 5.02   Organizational Authorization. The execution, delivery and performance by the Buyer of this Agreement and the consummation of the transactions contemplated hereby are within the limited liability company power of the Buyer and have been duly authorized by all necessary limited liability company action on the part of the Buyer. This Agreement constitutes a valid and binding agreement of the Buyer, enforceable against the Buyer in accordance with its terms, except as enforceability may be limited by applicable equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar Laws from time to time in effect affecting the enforcement of creditors’ rights generally.

Section 5.03   Governmental Authorization. The execution, delivery and performance by the Buyer of this Agreement and the consummation of the transactions contemplated hereby require no material action by or in respect of, or material filing with, any Governmental Authority other than compliance with any applicable requirements of the HSR Act.

Section 5.04    Non-contravention. The execution, delivery and performance by the Buyer of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate the articles of organization or other governing and organizational documents of the Buyer, (ii) assuming compliance with the matters referred to in Section 5.03, violate any applicable material law, rule, regulation, judgment, injunction, order or decree or (iii) require any material consent or other material action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Buyer under any provisions of any material agreement or other material instrument binding upon the Buyer.

Section 5.05     Purchase for Investment. The Buyer is purchasing the Company Interests for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof. The Buyer has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Company Interests and is capable of bearing the economic risks of such investment. The Buyer acknowledges that it is informed as to the risks of the transactions contemplated hereby and of ownership of the Company Interests. The Buyer acknowledges that the Company Interests have not been registered under the Securities Act or any state or foreign securities Laws and that the Company Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and are registered under any applicable state or foreign securities Laws or pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities Laws.

Section 5.06    Actions and Proceedings. There are no (a) outstanding judgments, orders, writs, injunctions or decrees of any court, governmental agency or arbitration tribunal against the Buyer or any of its Affiliates, which have or could have a material adverse effect on the ability of the Buyer to consummate the transactions contemplated hereby or (b) actions, suits, claims or legal, administrative or arbitration proceedings or investigations pending or, to the knowledge of the Buyer, threatened against the Buyer, which have or could have a material adverse effect on the ability of the Buyer to consummate the transactions contemplated hereby.

Section 5.07    Finder’s Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Buyer who might be entitled to any fee or commission upon the consummation of the transactions contemplated by this Agreement.

Section 5.08     Solvency. Immediately after giving effect to the transactions contemplated by this Agreement, each Company Entity will be able to pay their respective debts as they become due and will own property which has a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities). Immediately after giving effect to the transactions contemplated by this Agreement, each Company Entity will have adequate capital to carry on their respective businesses. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of any Company Entity.

Section 5.09     Acknowledgment by the Buyer.

(a)       The Buyer has conducted to its satisfaction an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of each Company Entity and, in making its determination to proceed with the transactions contemplated by this Agreement, the Buyer has relied on the results of its own independent investigation and verification and the representations and warranties of the Company and/or the Seller expressly and specifically set forth in Articles 3 and 4 of this Agreement. Such representations and warranties by the Company and/or the Seller constitute the sole and exclusive representations and warranties of the Company and the Seller to the Buyer in connection with the transactions contemplated hereby, and the Buyer understands, acknowledges and agrees that all other representations and warranties of any kind or nature expressed or implied (including, without limitation, any relating to the future or historical financial condition, results of operations, assets or liabilities of the Company Entities or the quality, quantity or condition of the assets of the Company Entities) are specifically disclaimed by the Company and the Seller. The Company and the Seller do not make or provide, and the Buyer hereby waives, any warranty or representation, express or implied, as to the quality, merchantability, fitness for a particular purpose, conformity to samples, or condition of the Company Entities’ assets or any part thereto.

(b)     In connection with the Buyer’s investigation of the Company Entities, the Buyer has received from or on behalf of the Company Entities or the Seller certain projections, including projected statements of operating revenues and income from operations of the Company Entities for certain fiscal years of the Company Entities and certain business plan information for such fiscal years. The Buyer acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that the Buyer is familiar with such uncertainties, that the Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections and forecasts), and that the Buyer shall have no claim against the Sellers with respect thereto. Accordingly, neither the Company nor the Seller make any representations or warranties whatsoever with respect to such estimates, projections and other forecasts and plans (including the reasonableness of the assumptions underlying such estimates, projections and forecasts) and the Buyer acknowledges and agrees that it is not relying on such estimates, projections and other forecasts and plans in determining whether to consummate the transactions contemplated hereunder or to consummate such transactions.

Section 5.10 No Knowledge of Misrepresentations; No Reliance. The Buyer acknowledges and agrees that the representations and warranties made by the Company and the Seller in this Agreement supersede, replace and nullify in every respect the data set forth in any other document, material or statement, whether written or oral, made available to the Buyer, and the Buyer shall be deemed to have not relied on any data contained in such other document, material or statement for any purpose whatsoever, including, without limitation, as a promise, projection, guaranty, representation, warranty or covenant.

Section 5.11 Sufficiency of Funds. The Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price (and any other amounts owing hereunder) and consummate the transactions contemplated hereunder.

Section 5.12 No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE 5 (AS QUALIFIED BY THE SCHEDULES), THE BUYER MAKES NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AND THE BUYER HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

ARTICLE 6

COVENANTS OF THE COMPANY AND THE SELLER

Section 6.01 Conduct of the Companies. During the period from the date of this Agreement and continuing until the Closing or the earlier termination of the Agreement pursuant to Section 11 (the “Pre-Closing Period”), the Company agrees as to itself and the other Company Entities that, except (i) as expressly contemplated or permitted by this Agreement or the Schedules, (ii) as required by applicable Law or applicable COVID-19 Measures, or (iii) to the extent that the Buyer shall otherwise consent in writing, which consent shall not be unreasonably withheld, conditioned or delayed:

(a)     The Company shall, and shall cause each other Company Entity to, use commercially reasonable efforts to carry on their respective businesses in the usual, regular and ordinary course in all material respects, in substantially the same manner as heretofore conducted, and shall use commercially reasonable efforts to preserve intact their present lines of business and preserve their relationships (contractual or otherwise) with customers, suppliers and others having business dealings with them (including, without limitation, through ordinary course renewals, negotiations with and amendments to such relationships);

(b)     the Company shall not (A) declare or pay any dividends on or make other distributions in respect of any of its or their equity securities (other than Tax distributions), (B) split, combine or reclassify any of its or their equity securities or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, units of its or their equity securities, or (C) repurchase, redeem or otherwise acquire any units or any securities convertible into or exercisable for any units (except for repurchases and redemptions paid in cash);

(c)     the Company shall not, and shall not permit any other Company Entity to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any units of any class, or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such units, or enter into any agreement with respect to any of the foregoing;

(d)     other than to the extent required to comply with its obligations hereunder or required by Law, the Company shall not, and shall not permit any other Company Entity to, amend its or their charter, bylaws, certificate of formation or operating agreement in any material respect (or equivalent organizational documents);

(e)     the Company shall not, and shall not permit any other Company Entity to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business entity or division thereof or otherwise acquire or agree to acquire or in-license any assets or rights (other than the acquisition or in-license of assets used in the operations of the business of such Company Entity in the ordinary course consistent with past practice);

(f)      other than as may be required by or in conformance with applicable Law in order to permit or facilitate the consummation of the transactions contemplated hereby or the transactions disclosed in the Schedules, the Company shall not, and shall not permit any other Company Entity to, sell, encumber or otherwise dispose of, or agree to sell, encumber or otherwise dispose of, any of its assets other than in the ordinary course of business consistent with past practice;

(g)     the Company shall not, and shall not permit any other Company Entity to, (x)   make any loans, advances or capital contributions to, or investments in, any other Person, other than (A) pursuant to any Contract or other legal obligation of such Company Entity as in effect as of the date hereof or (B) in the ordinary course of business consistent with past practice or (y) create, incur, assume or suffer to exist any Indebtedness not in existence as of the date of this Agreement except (1) pursuant to the credit facilities, indentures (but not in excess of amounts authorized for issuance thereunder as of the date of this Agreement) and other arrangements in existence on the date of this Agreement, (2) by such Company Entity to another Company Entity, (3) arising from the sale, factoring or discounting of receivables in the ordinary course of business consistent with past practice or (4) trade debt and commercial finance in the ordinary course of business consistent with past practice, in each case as such credit facilities, indentures and other arrangements and other existing indebtedness may be amended, extended, modified, refunded, renewed or refinanced after the date of this Agreement;

(h)     other than as required by an existing Contract as in effect on the date hereof or as required by applicable Laws, the Company shall not, and shall not permit any other Company Entity to, (A) increase the amount of cash compensation or severance pay of any director or executive officer, cash compensation or severance pay with respect to a Company Entity employee who is not a director or executive officer, other than in the ordinary course of business, (B) make any increase in, or commitment to increase, any employee benefits or (C) adopt, amend or terminate, or make any commitment to adopt any employee benefit plan or make any material contribution, other than regularly scheduled contributions made in the ordinary course of business, to any Employee Benefit Plan;

(i)      the Company shall not, and shall not permit any other Company Entity to, (A)  change its fiscal year, (B) make any material Tax election (except in the ordinary course of business consistent with past practice or as otherwise required by applicable Law) or (C) except as required by changes in GAAP or as required by applicable Law, materially change its methods of accounting in effect as of the date hereof;

(j)      make or agree to make any capital expenditure or commitment on any plant, property or equipment, except for capital expenditures or commitments on any plant, property or equipment that, when added to all other capital expenditures and commitments on any plant, property or equipment made on behalf of any Company Entity, do not exceed $100,000; and

(k)     amend or prematurely terminate, or waive any material right or remedy under, any Material Customer Contract;

(l)      (A) enter into any collective bargaining agreement; (B) other than as required by Law, establish, adopt, amend, modify, permit the acceleration of vesting under or terminate any Company Entity employee compensation plan, employment agreement or Employee Benefit Plan; (C) make any declaration, payment, commitment or obligation of any kind for the payment (whether in cash, equity or otherwise) of any severance payment, change in control payment, retention payment, termination payment, bonus, profit-sharing payment, special remuneration or similar payment to any Company Entity employee or independent contractor, except payments made in the normal course pursuant to written agreements existing on the date of this Agreement and disclosed to Buyer or closing bonuses payable in connection with the consummation of the transactions contemplated hereunder and included in the calculation of Seller Transaction Expenses hereunder; (D) other than planned raises, bonuses and promotions made in the ordinary course of business, increase, or make any commitment to increase, the amount of the wages, salary, commissions, fringe benefits or other employee benefits or compensation (including equity-based compensation or unit appreciation rights, whether payable in cash or otherwise) or remuneration payable to any Company Entity employee or independent contractor; (E) other than planned raises, bonuses and promotions made in the ordinary course of business, promote or change the title of any Company Entity employee (retroactively or otherwise); (F) hire or make an offer to hire any employee with a base salary in excess of $100,000; or (G) terminate (other than for cause or performance reasons) any Company employee or independent contractor;

(m)    make any pledge of any of its assets or otherwise permit any of its assets to become subject to any Lien, except for Permitted Liens or pledges of immaterial assets made in the ordinary course of business;

(n)     (A) sell, license exclusively or on a preferential basis (including, for instance, in the form of a right of first refusal or first offer, or a right to receive “most favored” terms, whether generally or with respect to any Person) or assign to any Person or enter into any contract to sell, license exclusively or on a preferential basis (including, for instance, in the form of a right of first refusal or first offer, or a right to receive “most favored” terms, whether generally or with respect to any Person) or assign to any Person any rights to any Company Entity’s intellectual property other than in the ordinary course of business; (B) license or otherwise grant any rights in, to or under any Company Entity’s intellectual property to third parties other than in the ordinary course of business, or (C) amend the license applicable to any Company Entity intellectual property other than in the ordinary course of business; or

(o)     agree or commit to take any of the actions described in clauses “(a)” through “(n)” above.

Notwithstanding the foregoing, nothing in this Section 6.01 shall be deemed to prevent any Company Entity from taking or failing to take any COVID-19 Response.

Section 6.02 Access; Books and Records. During the Pre-Closing Period, the Company will give the Buyer, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records of each Company Entity; provided that any such access (a) shall be during normal business hours on reasonable prior written notice, (b) shall not, except as otherwise agreed in writing by the Seller, include sampling or testing of soil, sediment, surface or ground water and/or building material, (c) shall not be required where such access would be prohibited or otherwise limited by any applicable Law or agreement and (d) shall not otherwise unreasonably interfere with the conduct of the business of the Company Entities; provided further that nothing herein shall require the Company to provide access to, or to disclose any information to, the Buyer if such access or disclosure (x) would cause significant competitive harm to any Company Entity if the transactions contemplated by this Agreement are not consummated or (y) would be in violation of applicable Laws (including the Antitrust Laws) or the provisions of any Contract to which any Company Entity is a party.

Section 6.03 Subsequent Actions and Notifications. On or before the Closing Date, the Company or Seller may disclose to the Buyer in writing any exceptions to or variances from the representations and warranties in Article 3 or Article 4 resulting from the operation of the business following the date hereof, and such disclosures shall amend and supplement the appropriate Schedules related to such subject matter (such updated schedules to be referred to herein collectively as the “Updated Schedules”). For the avoidance of doubt, on or before the Closing Date, the Company will disclose to the Buyer in writing any inaccuracies, misstatements or omissions to the appropriate Schedules of which the Company has Knowledge of prior to the date hereof, it being understood that such disclosure to the Buyer shall amend or supplement the appropriate Schedules. After the date of this Agreement, and on or before the Closing Date, the Company or Seller shall promptly notify Buyer in writing of either the Company or Seller obtaining Knowledge of any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 10.01 impossible. No notification under this Section 6.03 shall be required with respect to matters consented to in writing by Buyer pursuant to Section 6.01. Between the date hereof and the Closing Date, prior to any Company Entity entering into any commitment or transaction exceeding $100,000 in any instance (including, without limitation, any borrowing or capital expenditure but excluding any sales commitments or contracts which such notification shall be provided on a weekly basis), such Company Entity shall notify Buyer. Other than sales commitments or contracts as referenced above, such Company Entity will provide notification to Buyer of any such commitment or transaction on an as needed basis prior to entering into such commitment or transaction.

Section 6.04 D&O Tail Policy. Effective as of no later than the Closing Date, Seller shall, or shall cause one of its Affiliates to, maintain (or purchase a tail policy to) the directors’ and officers’ liability insurance coverage (the “D&O Tail Policy”) for each Company Entity’s managers or directors, as applicable, and officers, which shall provide such managers or directors, as applicable, and officers with coverage for at least six years following the Closing Date with an amount of coverage and other terms consistent with existing coverage in all material respects from the Company Entities’ existing directors’ and officers’ liability insurance provider.

Section 6.05 E&O Tail Policy. Effective as of no later than the Closing Date, Seller shall, or shall cause one of its Affiliates to, maintain (or purchase a tail policy to) covering errors and omissions including cybersecurity (the “E&O Tail Policy”) which shall coverage for at least three years following the Closing Date with an amount of coverage and other terms consistent with existing coverage in all material respects from the Company Entities’ existing E&O insurance provider.

Section 6.06 Resignation of Officers, Managers and Directors. The Company Entities shall obtain and deliver to Buyer, prior to the Closing, the resignation of each manager and director of each Company Entity (except for George Demou or as instructed otherwise by Buyer for any manager or director). Other than George Demou, the Seller shall be responsible for any losses, claims and liabilities in connection with or arising from or triggered upon the resignation of such manager or director.

Section 6.07 No Transfer of Purchased Securities. Other than the sale to Buyer as contemplated hereunder, Seller shall not, directly or indirectly, transfer (except as may be specifically required by court order or by operation of law as disclosed to Buyer), grant an option or any right with respect to, sell, exchange, pledge, convert or otherwise dispose of or encumber any Company Interest or any other security of the Company, or make any offer or enter into any agreement providing for any of the foregoing, and no Company Entity shall do the same with any securities that it holds in other Company Entities.

Section 6.08 Data Room Information. Within ten (10) Business Days after the Closing Date, the Company shall deliver to Buyer an electronic copy of the documents and information contained in the virtual online data room hosted on behalf of the Company as of 11:59 p.m., Central time on the Closing Date.

Section 6.09 Termination of Affiliate Agreements. Prior to the Closing, Seller shall cause all obligations of the Company under those certain contracts listed on Schedule 3.10 to be terminated. Immediately before closing, Seller shall deliver written documentation thereof to the Buyer.

Section 6.10 Payoff Letters. At least two (2) Business Days prior to the Closing Date, the Company shall deliver to Buyer an accurate and complete copy of: (a) one or more payoff letters, each dated no more than five Business Days prior to the Closing Date, with respect to all outstanding Indebtedness of the Company Entities constituting indebtedness for borrowed money, to (i) satisfy such Indebtedness as of the Closing and (ii) terminate and release any Liens related thereto; and (b) an invoice from each advisor or other service provider to the Company Entities, dated no more than five Business Days prior to the Closing Date, with respect to all Seller Transaction Expenses estimated to be due and payable to such advisor or other service provider, as the case may be, as of the Closing Date.

Section 6.11 Employee Matters. Prior to the date of this Agreement, Buyer has delivered employment agreements in the form on Exhibit C to each of the Persons set forth on Exhibit B (the “Required Employees”) and each Required Employee has executed such employment agreement and the applicable exhibits thereto, including customary agreements relating to confidentiality, invention assignment, non-solicitation and non-competition obligations. The employment of the Required Employees shall be governed by the terms and conditions of such employment agreements effective as of the Closing Date. The Company shall provide Buyer, upon Buyer’s reasonable advance notice to the Company, with reasonable access to Required Employees and Required Employees during normal working hours following the date of this Agreement.

Section 6.12 Exclusivity. During the period from the date of this Agreement until the Closing or the earlier termination of this Agreement in accordance with its terms, the Company and the Seller shall not, and shall cause their respective controlled Affiliates and representatives not to, directly or indirectly, (a) solicit, initiate, engage or participate in discussions or negotiations with any Person (other than the Buyer and its Affiliates and representatives) with respect to, or enter into any agreement or accept any offer to consummate any (i) merger or consolidation involving any Company Party, (ii) sale of substantially all of the assets of any Company Party, (iii) sale of the Company Interests or any other equity securities of any Company Entity (or any rights to acquire securities convertible into or exchangeable for, equity securities) or (iv) similar transactions or business combinations for the acquisition of any Company Entity or their business or assets or (b) furnish any information with respect to, assist or participate in or facilitate in any other manner any effort or attempt by any Person (other than the Buyer and its Affiliates and representatives) to do or seek to do any of the foregoing.

Section 6.13 280G. To the extent the Company determines that any payment resulting from the transactions contemplated under this Agreement is reasonably likely, without regard to the measures described in this Section 6.13, to payments that are not deductible under Section 280G of the Code, the following provisions shall apply:

(a)     The Company shall seek and deliver to Buyer, prior to the initiation of the 280G Approval (as defined below), a waiver (a “Parachute Payment Waiver”) from each Person who, with respect to any Company Entity and any Company Entity affiliated group member (as defined under Section 280G(d)(5) of the Code), is a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), as determined immediately prior to the initiation of the 280G Approval (as defined below), and who might otherwise receive, have received, or have the right or entitlement to receive any “parachute payment” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) as a result of the transactions contemplated under this Agreement. Pursuant to the Parachute Payment Waiver each such Person will agree that, unless the 280G Approval has been obtained in a manner which satisfies all applicable requirements of Section 280G(b)(5)(B) of the Code and the regulations promulgated thereunder, to waive any and all right or entitlement to receive or retain the payments, acceleration of vesting and/or other benefits that could otherwise constitute “parachute payments” to the extent the aggregate present value thereof exceeds three times such Person’s “base amount” less $1, determined in accordance with Section 280G of the Code and the regulations promulgated thereunder.

(b)     At least two (2) Business Days prior to the Closing Date, the Company shall submit to shareholders of the relevant Company Entity or Company Entity affiliated group member (as defined under Section 280G(d)(5) of the Code) for a vote of all such waived payments in a manner such that, if such vote is adopted by the shareholders in a manner which satisfies Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder, including Q-7 of Section 1.280G-1 of such Treasury Regulations (including, without limitation, to the extent applicable, the requirement that a separate vote of the holders of equity interests of certain “entity shareholder” occur), no payment or benefit received by such “disqualified individual” would be a “parachute payment” for purposes of Section 280G of the Code (the “280G Approval”). The taking of any such vote to obtain the 280G Approval, including all materials and information that are provided to the members in connection with such vote, shall have complied with applicable laws and prior to the Closing Date, the Company shall deliver to Buyer evidence that such vote was solicited in accordance with the foregoing provisions of this Section 6.13 and that either (i) 280G Approval was obtained, or (ii) 280G Approval was not obtained, and as a consequence, the parachute payments subject to the Parachute Payment Waivers shall not be made or provided.

(c)     The Company shall provide the Buyer with the opportunity to review, comment on, and approve all aspects of any documentation required to be provided in accordance with this Section 6.13 and shall provide such documentation to the Buyer at least (3) Business Days prior to its submission to the disqualified individuals or shareholders, as applicable. The Company shall revise any such documentation to incorporate all reasonable comments of the Buyer prior to the delivery of such documentation to the disqualified individuals or shareholders, as applicable.

ARTICLE 7

COVENANTS OF THE BUYER

Section 7.01 Director and Officer Liability. For a period of six (6) years after the Closing Date, the Buyer shall not, and shall not permit any Company Entity to amend, repeal or modify any provision in such Company Entity’s certificate of formation, limited liability company agreement or equivalent governing documents relating to the exculpation or indemnification of any current or former officer, director, manager or similar functionary (unless required by law), it being the intent of the parties that the officers, directors, managers and or similar functionaries of such Company Entity shall continue to be entitled to such exculpation and indemnification to the full extent of the law; provided that, notwithstanding the foregoing, the Company Entities may be reorganized as Colorado entities or any Company Entity may be merged into Buyer. If any Company Entity or any of their respective successors or assigns (a) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (b) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of each Company Entity shall assume all of the obligations or will provide comparable indemnification protection set forth in this Section 7.01. The provisions of this Section 7.01 are intended for the benefit of, and will be enforceable by, each current and former officer, director, manager or similar functionary of each Company Entity and its’ representatives, and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have had by contract or otherwise.

Section 7.02 Access. From and after the Closing, the Buyer and each Company Entity shall afford promptly to the Seller and its designees and representatives reasonable access to the books, records (including accountants’ work papers) and employees of the Buyer and each Company Entity to the extent necessary to permit the Seller to determine any matter relating to the Seller’s rights and obligations hereunder or to any period ending on or before the Closing Date; provided that any such access by the Seller shall be during normal business hours on reasonable notice and shall not otherwise unreasonably interfere with the conduct of the business of the Buyer or any Company Entity. Unless otherwise consented to in writing by the Seller, neither the Buyer nor the Company Entities shall, for a period of seven (7) years after the Closing Date, destroy, alter or otherwise dispose of any of the books and records of the Company Entities for any period prior to the Closing Date without first offering to surrender to the Seller such books and records or any portion thereof which the Buyer or the Company Entities may intend to destroy, alter or otherwise dispose of.

Section 7.03 Contact with Employees, Customers and Suppliers. Prior to the Closing, neither the Buyer nor any of Buyer’s representatives shall contact or otherwise communicate with any employees, customers or suppliers of any Company Entity in connection with or regarding the transactions contemplated hereby, except to the extent coordinated through the Seller or CEO of the Company.

Section 7.04 Representations and Warranties Insurance. On or prior Closing, Buyer shall purchase the R&W Policy. Buyer shall have sole discretion in determining the underwriter for such R&W Policy. Buyer shall not agree to any amendment, modification or waiver to or of the R&W Policy after the date hereof (including following the Closing) that would adversely affect the Seller’s indemnification obligations hereunder or Seller’s or their respective related parties’ exposure to any subrogation claims with respect to the R&W Policy. Buyer covenants and agrees that such R&W Policy shall contain a waiver of subrogation against the Seller other than for claims of Fraud.

Section 7.05 Company as a Covenanting Party. To the extent the Company or any other Company Entity is obligated to perform any covenant or agreement as provided herein after the Closing, the Buyer shall direct such Company Entity to fully comply with such covenant or agreement.

ARTICLE 8

ADDITIONAL COVENANTS OF THE PARTIES

Section 8.01 Further Assurances. Each of the Seller, the Company and the Buyer agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement. From time to time, as and when requested by any party hereto and at such party’s expense, any other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such other party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement.

Section 8.02 Public Announcements. No press release or other public announcement related to this Agreement or the transactions contemplated herein shall be issued or made without the joint approval of the Buyer and the Seller, unless required by Law (in the reasonable opinion of counsel), in which case the Buyer and the Seller shall have the right to review and comment on such public announcement prior to publication; provided; however, each of the Buyer and the Seller may disclose, without the prior consent or approval of the other party, the signing of this Agreement and the closing of the transactions contemplated hereunder and any other information and at any time as required by applicable securities laws or Nasdaq rules, including the parties to the transaction. and Company and Seller understand that Buyer will file this Agreement on Form 8-K within 4 Business Days after signing.

Section 8.03 Tax Matters.

(a)     Tax Returns.

(i) The Seller and the Buyer agree to treat any income Tax deductions with respect to the payment or accrual on or prior to the Closing Date of the Seller Transaction Expenses and Indebtedness as deductible on the income Tax Return of the Seller for the year including the Closing Date, to the extent allowed under applicable Laws.

(ii) The Seller shall prepare, or cause to be prepared, each income Tax Return of the Company Entities for any Tax period ending on or before the Closing Date that is due after the Closing (collectively, “Pre-Closing Income Tax Returns”). The Pre-Closing Income Tax Returns shall be prepared by the Seller’s existing accounting firm in accordance with past practice except as otherwise required by applicable Laws. At least 30 Business Days prior to the due date for filing any Pre-Closing Income Tax Return that is required to be filed by Buyer or a Company Entity, the Seller shall deliver such Pre-Closing Income Tax Return, together with all supporting documentation and workpapers, to Buyer for its review and comment and Buyer shall timely, or cause the applicable Company Entity to timely file, file such Pre-Closing Income Tax Return, as revised to reflect any reasonable comments, if any, of the Buyer, with the appropriate Governmental Authority. The Buyer shall use commercially reasonable efforts to cooperate with the Seller in revising any such Pre-Closing Income Tax Returns prior to the filing of such Pre-Closing Income Tax Returns.

(iii) The Seller and Buyer agree that no election under Code Section 338(g) shall be made with respect to the actual or deemed acquisition of the shares of any Company Entity contemplated by this Agreement.

(b)     Straddle Period Tax Returns. For purposes of determining the Taxes attributable to a Pre-Closing Tax Period, to the extent permissible under applicable Laws, the parties agree to elect (and have each Company Entity elect) to have each Tax year of such Company Entity end on the Closing Date and, if such election is not permitted or required in a jurisdiction with respect to a specific Tax such that such Company Entity is required to file a Tax Return for a Straddle Period, to utilize the following conventions for determining the amount of Taxes attributable to the portion of the Straddle Period ending on the Closing Date: (i) in the case of property Taxes and other similar Taxes imposed on a periodic basis, the amount attributable to the portion of the Straddle Period ending on the Closing Date shall equal the Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in the portion of the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period;; and (ii) in the case of all other Taxes (including income Taxes, sales Taxes, employment Taxes, withholding Taxes), the amount attributable to the portion of the Straddle Period ending on the Closing Date shall be determined as if such Company Entity filed a separate Tax Return with respect to such Taxes for the portion of the Straddle Period ending as of the end of the day on the Closing Date using a “closing of the books methodology.” For purposes of clause (ii), (A) any item determined on an annual or periodic basis (including amortization and depreciation deductions) shall be allocated to the portion of the Straddle Period ending on the Closing Date based on the relative number of days in such portion of the Straddle Period as compared to the number of days in the entire Straddle Period; (B) any Tax or item resulting from a transaction engaged in by the Company Entities on the Closing Date but after the Closing will be treated as occurring on the day immediately following the Closing Date; and (C) any items resulting from the accrual or payment of any Seller Transaction Expenses or Indebtedness as being incurred on the Closing Date.

(c)     Cooperation. The Buyer, the Company and the Seller shall (and shall cause their respective Affiliates to) (i) assist in the preparation and timely filing of any Tax Return of each Company Entity for a Pre-Closing Tax Period; (ii) assist in any audit or other Legal Proceeding with respect to Taxes or Tax Returns of each Company Entity (whether or not a Tax Contest) for a Pre-Closing Tax Period; (iii) make available any information, records, or other documents relating to any Taxes or Tax Returns of each Company Entity (including copies of Tax Returns and related work papers) for a Pre-Closing Tax Period; and (iv) provide certificates or forms, and timely execute any Tax Return, that are necessary or appropriate to establish an exemption for (or reduction in) any Transfer Tax. The Buyer and the Company will retain, and will cause each other Company Entity and their Affiliates to retain, for the full period of any statute of limitations all documents and other information which may be relevant for the filing of any Tax Return or for any audit or other legal proceedings relating to Taxes, in each case, to the extent related to a Pre-Closing Tax Period.

(d)     Transfer Taxes. All federal, state, local, non-U.S. transfer, excise, sales, use, value added, registration, stamp, recording, property and similar Taxes or fees applicable to, imposed upon, or arising out of the transfer of the equity interests of the Company or any other transaction contemplated by this Agreement and all related interest and penalties (collectively, “Transfer Taxes”) shall be borne equally, 50/50, by each of Buyer and Seller. The party primarily responsible under applicable Laws for the filing of any Tax Return in respect of Transfer Taxes shall be responsible for the timely filing of all such Tax Returns and payment of such Transfer Taxes, subject to prompt reimbursement by the other party.

(e)     Tax Treatment; Purchase Price Allocation.

(i) For income Tax purposes, the parties agree that the Buyer shall be treated as acquiring the assets of the Company and its Subsidiaries that are disregarded entities for federal income Tax purposes.

(ii) Within sixty (60) days of the final determination of the Net Working Capital, as finally determined hereunder, the Buyer shall deliver to the Seller a schedule allocating the Purchase Price (and applicable liabilities of the Companies) among the assets of the Company and its Subsidiaries that are disregarded entities for federal income Tax purposes) (the “Purchase Price Allocation Schedule”). The Purchase Price Allocation Schedule shall be prepared in accordance with the applicable provisions of the Code and consistent with the methodologies set forth in Schedule 8.03(e). If within the thirty (30) days of receiving the Purchase Price Allocation Schedule, the Seller has not delivered a written notice of objection to Buyer, the Purchase Price Allocation Schedule shall be final and binding on the parties hereto. If within thirty (30) days the Seller objects to the Purchase Price Allocation Schedule, the Seller and Buyer shall cooperate in good faith to resolve their differences, provided that if after thirty (30) days, the Seller and Buyer are unable to agree, the parties shall retain the Firm to resolve their dispute, provided that the Firm utilizes the methodologies for determining fair market sale as set forth on Schedule 8.03(e). The determination of the Firm shall be final and binding on the parties. The cost of the Firm shall be shared equally by the Seller and the Buyer. The Buyer and the Seller shall make appropriate adjustments to the Purchase Price Allocation Schedule, as finally determined, to reflect changes in the Purchase Price (or other relevant amounts).

(iii) The Purchase Price Allocation Schedule, as finalized in accordance with the terms hereof, shall be binding on all parties hereto, and subject to appropriate changes to the Purchase Price Allocation Schedule to reflect adjustments to amounts paid to the Seller, the parties hereto shall file (or caused to be filed) all Tax Returns consistently with the Tax treatment in Section 8.03(e)(i) and the Purchase Price Allocation Schedule, as finally determined, and not take any position during the course of any audit or other proceeding that is inconsistent with the Tax treatment in Section 8.03(e)(i) or the Purchase Price Allocation Schedule, as finally determined, unless otherwise required by a determination of a Governmental Authority that is final.

(f)       Tax Contests.

(i) If any Governmental Authority issues to any Company Entity (A) a notice of its intent to audit or conduct another legal proceeding with respect to any Company Entity for any Pre-Closing Tax Period or (B) a notice of deficiency with respect to any Company Entity for any Pre-Closing Tax Period, the Buyer shall notify the Seller of its receipt of such communication from the Governmental Authority within ten (10) days of receipt. No failure or delay of the Buyer in the performance of the foregoing shall reduce or otherwise affect the obligations or liabilities of the Seller pursuant to this Agreement except to the extent that the defense of such audit or Proceeding is materially prejudiced by the failure to give such notice. The applicable Company Entity shall control any audit or other legal proceeding in respect of any Taxes or Tax Returns of such Company Entity (a “Tax Contest”); provided, however, (X) the Seller, at the Seller’s sole cost and expense, shall have the right (i) to control or participate in any Tax Contest (including the settlement or resolution thereof, subject to this Section 8.03(f)) that relates to Taxes solely with respect to any Pre-Closing Tax Period and (ii) to participate in (but not control) any other Tax Contest to the extent it relates to a Pre-Closing Tax Period; and (Y) the Buyer shall not, and shall not allow any Company Entity, to settle, resolve, or abandon a Tax Contest that relates to a Pre-Closing Tax Period (whether or not the Seller controls or participates in such Tax Contest) without the prior written consent of the Seller (which shall not be unreasonably withheld, delayed or conditioned).

(ii) If the Seller elects to control a Tax Contest that relates to Taxes solely with respect to a Pre-Closing Tax Period, (A) the Seller shall notify the Buyer of such intent; (B) the Seller shall control, or cause such Company Entity to control, the Tax Contest in good faith; (C) the Buyer shall take all reasonable actions (and cause such Company Entity to take all reasonable actions) required to ensure that the Seller has the rights to control the Tax Contest; and (D) Seller shall not (and shall not allow such Company Entity) to settle, resolve or abandon any such Tax Contest without the prior written consent of Buyer (not to be unreasonably withheld, conditioned or delayed).

(iii) If the Seller elects to participate in a Tax Contest for a Pre-Closing Tax Period, (A) the Seller shall notify the Buyer of such intent; (B) the Buyer shall control,or cause such Company Entity to control, the Tax Contest in good faith; and (C) the Buyer shall take all reasonable actions (and cause such Company Entity to take all reasonable actions) required to ensure that the Seller has the rights to participate in the Tax Contest.

Section 8.04 Disclosure Schedules. For purposes of this Agreement, each statement or other item of information set forth in the Schedules shall be deemed to be a qualification of or supplement to the representation and warranty made by the Company and the Seller contained in this Agreement. The Schedules shall be arranged in separate parts corresponding to the numbered and lettered sections and subsections contained in this Agreement, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular representation or warranty of the Company or Seller, as applicable, set forth in the corresponding numbered or lettered section or subsection of this Agreement, except to the extent that (a) such information is explicitly cross-referenced in another part of the Schedules or (b) it is reasonably apparent on the face of the disclosure (without reference to any document referred to therein) that such information qualifies another representation and warranty of the Company or Seller, as applicable, in this Agreement. The information contained in the Schedules is disclosed solely for the purposes of this Agreement, and no information contained therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever, including of any violation of law or breach of any agreement.

Section 8.05 Conflicts and Privilege. It is acknowledged by each of the parties hereto that the Company Entities and the Seller have retained Winston & Strawn LLP (“W&S”) to act as their counsel in connection with the transactions contemplated hereby and that W&S has not acted as counsel for any other party in connection with the transactions contemplated hereby and that none of the other parties has the status of a client of W&S for conflict of interest or any other purposes as a result thereof. The Buyer hereby agrees that, in the event that a dispute arises after the Closing between the Buyer or the Seller, W&S may represent the Seller or in such dispute even though the interests of the Seller may be directly adverse to the Buyer or the Company Entities, and even though W&S may have represented the Company Entities in a matter substantially related to such dispute, or may be handling ongoing matters for the Buyer or the Company Entities. Buyer further agrees that, as to all communications among W&S and the Company Entities and/or the Seller that relate in any way to the transactions contemplated by this Agreement, the attorney-client privilege and the expectation of client confidence belongs to the Seller and may be controlled by the Seller and shall not pass to or be claimed by the Buyer or the Company Entities. Notwithstanding the foregoing, in the event that a dispute arises between the Buyer or the Company Entities and a third party other than a party to this Agreement after the Closing, each Company Entity may assert the attorney-client privilege to prevent disclosure of confidential communications by W&S to such third party; provided, however, that the Company may not, and shall not permit any other Company Entity to, waive such privilege without the prior written consent of the Seller.

Section 8.06 COVID-19. Notwithstanding anything to the contrary contained herein, nothing herein shall prevent any Company Entity from taking or effecting any COVID-19 Response, and no such COVID-19 Response shall be deemed to violate or breach this Agreement in any way, be deemed to constitute an action taken outside of the ordinary course of business or serve as a basis for Buyer to terminate this Agreement or assert that any of the conditions to the Closing contained herein have not been satisfied.

Section 8.07 Governmental Approvals. The parties shall make or cause to be made all filings and submissions required of the Buyer under the HSR Act, or any other Antitrust Laws, within three (3) Business Days following the date hereof. With respect to any such filings under the HSR Act, the Buyer shall seek early termination of the waiting period under the HSR Act, if available. The Buyer shall promptly respond to and comply with any additional requests for information, including requests for production of documents and production of witnesses for interviews or depositions by any Antitrust Authorities. In addition, the Buyer shall cooperate in good faith with the Antitrust Authorities and undertake promptly any and all action required to complete lawfully the transactions contemplated by this Agreement; provided however, that Buyer shall not hold separate and divest or license such businesses, products and assets of the Companies and the Buyer or its Affiliates. The Buyer shall be responsible for all initial filing and similar fees under the Antitrust Laws; provided that Seller shall reimburse Buyer for half of such fees at Closing and such reimbursement amount shall constitute a Seller Transaction Expense hereunder. Each of the Buyer and the Seller shall consult with each other prior to any meetings, by telephone or in person, with the staff of any Antitrust Authority and each of the Buyer and the Seller shall have the right to have a representative present at any such meeting. The parties shall cooperate in all reasonable respects in connection with all filings and submissions required of the Buyer under the HSR Act, or any other Antitrust Laws.

Section 8.08 Assignment of Claims and Liabilities. At the Closing without any further action required from any party, the Company Entities will assign to Seller any and all claims, rights, choses or causes of action which any Company Entity has or may have related to or arising under (i) the Voice Solutions Matter and (ii) the Aria Working Capital Payment, and the Buyer will assign and the Seller will assume, all liabilities related to the Voice Solutions Matter and the Aria Working Capital Payment in the forms attached hereto as Exhibit F and Exhibit G. Following the Closing, at the request of Seller, Buyer will cause the Company and each Company Entity’s employees and representatives to provide reasonable efforts to assist Seller during normal business hours with regard to Seller pursuing any claims, rights, choses or causes of action related to or arising under the Voice Solutions Matter and the Aria Working Capital Payment and shall provide information and assistance in connection with any such action taken by Seller with respect thereto (including entering into any settlement, release or similar agreement at the direction of Seller so long as such agreement does not provide for any liability or obligation of any Company Entity). To the extent that any claims, rights, choses or causes of action related to or arising under the Voice Solutions Matter or the Aria Working Capital Payment are not assignable to Seller at Closing, at the direction of Seller, Buyer and the Company shall use commercially reasonable efforts to pursue recovery thereunder and in the event Buyer or any Company Entity otherwise recovers any amounts or payments related to the Voice Solutions Matter or the Aria Working Capital Payment, such amounts or payments will be promptly paid over to Seller, and Seller shall be liable for all costs and expenses, and judgment and settlement amounts in connection with the Voice Solutions Matter and the Aria Working Capital Payment.

Section 8.09 Employment and Benefit Arrangements; Compliance with WARN Act.

(a) Nothing in this Agreement shall be construed as requiring Buyer or any Company Entity or any of their respective subsidiaries or other Affiliates to employ an employee of a Company Entity who remains an employee of such Company Entity, Buyer or a Buyer Affiliate after Closing (collectively the “Continuing Employees” and each a “Continuing Employee”) for any length of time following the Closing Date, or to provide any particular compensation or benefits to any Continuing Employee. Each Continuing Employee shall retain all of such Continuing Employee’s accrued but unpaid vacation, sick time or other paid time off as of the Closing, to be administered in accordance with the policies in effect when such vacation or other paid time off is used by each such Continuing Employee.

(b) If instructed by Buyer within 14 days of the date hereof, effective no later than the day prior to Closing, Seller shall, or shall cause each Company Entity to, terminate any Employee Benefit Plan that is intended to include a Code Section 401(k) arrangement (collectively, the “Terminating Company Employee Plans”). Buyer’s plans that include a Code Section 401(k) arrangement in which Continuing Employees are eligible to participate will accept eligible rollovers from the Terminating Company Employee Plans, including the rollover of participant loans to the extent that such rollovers are permissible under Buyer’s plan. Buyer shall provide for the rollover of participant loans. No fewer than two (2) Business Days prior to Closing, Seller shall have provided to Buyer, for purposes of its review and comment, draft resolutions to terminate each such Employee Benefit Plan. Seller shall incorporate all reasonable changes requested by Buyer with respect to such draft resolutions. Seller shall also coordinate with Buyer regarding any other steps reasonably required by Buyer in furtherance of the termination of such Employee Benefit Plans.

(c) With respect to any employee benefit plans that Buyer, any Company Entity or their Affiliates may provide to a Continuing Employee on or after the Closing, the Buyer shall cause such Company Entity to: (a) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees, to the extent such pre-existing conditions, exclusions or waiting periods were satisfied under the similar Employee Benefit Plan in effect immediately prior to the Closing; (b) provide each such employee with credit for any co-payments and deductibles paid (to the same extent such credit was given for the year under the similar plan in effect immediately prior to the Closing) in satisfying any applicable deductible or out-of-pocket requirements; and (c) recognize all continuous service of such Company Entity’s employees with such Company Entity for all purposes (including, without limitation, for purposes of eligibility to participate, vesting credit and entitlement to benefits, but excluding benefit accrual under a defined benefit pension plan) under any employee benefit plan in which such employees may be eligible to participate after the Closing; provided that the foregoing shall not apply to the extent it would result in a duplication of benefits.

(d) With respect to the employees of each Company Entity, the Buyer will timely give all notices required to be given under, and will otherwise comply with, the Worker Adjustment and Retraining Notification Act (as amended, the “WARN Act”) and other similar Laws of any jurisdiction relating to any plant closing or mass layoff or as otherwise required by such Laws for any plant closing or mass layoff occurring after the Closing. For this purpose, the Buyer shall be deemed to have caused a plant closing or mass layoff if the plant closing or mass layoff would not have occurred but for the Buyer’s failure to employ the employees of each

Company Entity in accordance with the terms of this Agreement.

(e) From and after the Closing, the Buyer and the “buying group” (as defined in Treasury Regulations Section 54.4980B-9, Q&A-2(c)) of which it is a part shall be solely responsible for providing COBRA continuation coverage pursuant to Section 4980B(f) of the Code, Part 6 of Subtitle B of Title I of ERISA and similar state Law to those individuals who are M&A qualified beneficiaries (as defined in Treasury Regulations Section 54.4980B-9, Q&A-4) with respect to the transactions contemplated by this Agreement.

(f) This Section 8.09 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 8.09, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 8.09. This Section 8.09 shall not be construed to establish, amend or modify any benefit plan, program, agreement or arrangement, or limit the right of Buyer or any of its Affiliates (including, without limitation, after the Closing, the Company Entities) to amend, modify or terminate any employee benefit plan, program, agreement or arrangement at any time and for any reason.

Section 8.10 Confidentiality. Prior to the Closing Date and after any termination of this Agreement, the parties shall hold and shall cause its Affiliates, officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, all confidential documents and information concerning the Companies furnished to the either party in connection with the transactions contemplated by this Agreement in the manner specified in that certain Non-Disclosure Agreement dated as of August 30, 2020, between TTEC Digital, LLC and the Company as amended from time to time (the “Confidentiality Agreement”).

Section 8.11 Sale of Aria Solutions, Inc Subject to the terms and conditions of this Section 8.11, each of the Seller, the Company and the Buyer will exercise commercially reasonable efforts to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary or desirable in order to consummate the sale of all of the issued and outstanding stock of Avtex Solutions International Inc., a corporation formed under the laws of Alberta, Canada, and a wholly-owned, indirect subsidiary of the Company, to a company owned by Buyer or one of its Affiliates prior to the Closing Date. For the avoidance of doubt, if this is not accomplished Buyer will purchase all of the issued and outstanding Company Interests consistent with the terms set forth in this Agreement. Notwithstanding the foregoing, (i) in no event shall Seller be obligated to enter into any such transaction with respect to the foregoing which could have adverse financial or tax consequences to Seller, its members or the Company Entities; (ii) in no event shall any such transaction be consummated less than one (1) Business Day prior to the Closing of the transactions contemplated hereunder; (iii) the purchase price allocable to such transaction shall be satisfactory to Seller; (iv) upon consummation of any such transaction, all of the closing conditions set forth in Section 10.01 shall be deemed satisfied or waived in full, (v) the obligations of Seller to consummate any such transaction shall be subject to the satisfaction or waiver of the closing conditions set forth in Section 10.02, (vi) the obligations of the parties to consummate the transactions under this Agreement are not contingent upon the consummation of the foregoing transaction, and (vii) no additional representations, warranties, indemnification or covenants will be required to be provided by Seller in connection with such transaction other than as set forth in this Agreement.

ARTICLE 9

ADDITIONAL COVENANTS

Section 9.01 Survival Period.

(a) General Survival. Notwithstanding anything to the contrary contained in Section 9.01(b) or Section 9.01(c), and subject to Section 9.01(e), the representations and warranties made by the Company and/or Seller in this Agreement, other than the Tax Representations and the Company Fundamental Representations, shall survive the Closing and shall expire at 11:59 p.m. (Central Time) on the date that is 12 months following the Closing Date (the “General Survival Expiration Date”); provided, however, that if, at any time on or prior to the General Survival Expiration Date, any Buyer Indemnitee delivers to the Seller a written notice alleging the existence of an inaccuracy in or a breach of any of such representations and warranties and asserting a claim for recovery under Section 9.02 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive the General Survival Expiration Date until such time as such claim is fully and finally resolved.

(b) Tax Representations. Notwithstanding anything to the contrary contained in Section 9.01(a) or Section 9.01(c), and subject to Section 9.01(e), the Tax Representations in Section 3.07 shall survive the Closing and shall remain in full force and effect until the date that is 36 months following the Closing Date; provided, however, that if, at any time on or prior to the applicable expiration date referred to in this sentence, any Buyer Indemnitee delivers to the Seller a written notice alleging the existence of an inaccuracy in or a breach of any Tax Representation and asserting a claim for recovery under Section 9.02 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive such date until such time as such claim is fully and finally resolved.

(c) Company Fundamental Representations. Notwithstanding anything to the contrary contained in Section 9.01(a) or Section 9.01(b), and subject to Section 9.01(e), the Company Fundamental Representations shall survive the Closing and shall remain in full force and effect until the date that is six years following the Closing Date; provided, however, that if, at any time on or prior to the applicable expiration date referred to in this sentence, any Buyer Indemnitee delivers to the Seller a written notice alleging the existence of an inaccuracy in or a breach of any Company Fundamental Representation and asserting a claim for recovery under Section 9.02 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive such date until such time as such claim is fully and finally resolved.

(d) Buyer Representations. The representations and warranties made by the Buyer in this Agreement, other than the Buyer Fundamental Representations, shall survive the Closing and shall expire at 11:59 p.m. (Central Time) on the General Survival Expiration Date and the Buyer Fundamental Representations shall survive the Closing and shall remain in full force and effect until the date that is six years following the Closing Date; provided, however, that if, at any time on or prior to the applicable expiration date referred to in this sentence, any Seller Indemnitee delivers to the Buyer a written notice alleging the existence of an inaccuracy in or a breach of any of such representations and warranties and asserting a claim for recovery under Section 9.02 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive such date until such time as such claim is fully and finally resolved.

(e) Covenants. The covenants and agreements set forth in this Agreement shall terminate and expire at the Closing and shall thereafter be of no further force or effect; provided, with respect to any covenant or agreement contained herein that expressly contemplates performance after the Closing, such covenant or agreement shall continue through the period of such contemplated performance.

(f) Fraud. Notwithstanding anything to the contrary contained in Section 9.01(a) through Section 9.01(c), any claim based upon Fraud shall survive the Closing and shall remain in full force and effect until the date that is six years following the Closing Date; provided, however, that if, at any time on or prior to the applicable expiration date referred to in this sentence, any Buyer Indemnitee delivers to the Sellers a written notice alleging the existence of Fraud and asserting a claim for recovery under Section 9.02 based on Fraud, then the claim asserted in such notice shall survive such date until such time as such claim is fully and finally resolved.

Section 9.02 Indemnification.

(a) Subject to the provisions of Section 9.01, Section 9.02 and Section 9.03, after the Closing, Seller will indemnify and defend and hold harmless Buyer and each of its successors and permitted assigns and each of Buyer’s and its respective successors and permitted assigns’ current and future Affiliates (including following the Closing the Company Entities) and Buyer’s representatives (each a “Buyer Indemnitee” and collectively, the “Buyer Indemnitees”) against, and shall compensate and reimburse each of the Buyer Indemnitees for, any and all Losses incurred or suffered by any of the Buyer Indemnitees or to which any of the Buyer Indemnitees may otherwise become subject (regardless of whether or not such Losses relate to any third party claim and whether or not based on a claim of Fraud) and that arise from or as a result of any of the following:

(i) any inaccuracy in or breach of any of the representations or warranties of the Company or Seller contained in Article 3 and Article 4 of this Agreement as of the date of this Agreement or on and as of the Closing;

(ii) any breach, non-fulfillment or nonperformance by Seller of any covenant, agreement or obligation to be performed by Seller following the Closing Date pursuant to this Agreement; or

(iii) any Taxes payable by or imposed on any Company Entity, or for which any Company Entity is liable (whether under any applicable Law, under any contract (other than a contract entered into in the ordinary course of business not relating primarily to Taxes), as a transferee or successor or otherwise) for any Pre-Closing Tax Period (without giving effect to any disclosures set forth in the Disclosure Schedule and with the portion of any Straddle Period treated as a Pre-Closing Tax Period determined in accordance with Section 8.03(b)) (“Pre-Closing Taxes”).

(b) Subject to the provisions of this Section 9.02 and Section 9.03, after the Closing, the Buyer shall indemnify and defend and hold harmless Seller and each of its successors and permitted assigns and each of Seller’s and its respective successors and permitted assigns’ current and future Affiliates and Seller’s representatives (each a “Seller Indemnitee” and collectively, the “Seller Indemnitees”) against, and shall compensate and reimburse each of the Seller Indemnitees for, any and all Losses incurred or suffered by any of the Seller Indemnitees or to which any of the Seller Indemnitees may otherwise become subject (regardless of whether or not such Losses relate to any third party claim) and that arise from or as a result of: (i) any inaccuracy in or breach of any of the representations or warranties of the Buyer contained in Article 5 of this Agreement as of the date of this Agreement or on and as of the Closing; or (ii) any breach, non-fulfillment or nonperformance by Buyer or the Company of any covenant, agreement or obligation to be performed by the Buyer or the Company following the Closing Date pursuant to this Agreement.

(c) No Person shall be liable for any claim for indemnification under Section 9.02(a) or Section 9.02(b) unless written notice specifying in reasonable detail the nature of the claim for indemnification is delivered by the Person seeking indemnification to the Person from whom indemnification is sought prior to the expiration of the survival period set forth in Section 9.01, in which case the covenant or agreement which is the subject of such claim shall survive, to the extent of such claim only, until such claim is resolved, whether or not the amount of the Losses resulting from such breach has been finally determined at the time the notice is given.

(d) Promptly after the assertion by any third party of any claim (a “Third Party Claim”) against any Buyer Indemnitee or Seller Indemnitee, as applicable under this Section 9.02 (the “Indemnitee”) that results or may result in the incurrence by such Indemnitee of any Loss for which such Indemnitee would be entitled to indemnification pursuant to this Agreement, such Indemnitee shall promptly provide notice of such Third Party Claim to the parties from whom such indemnification could be sought (the “Indemnitors”). Indemnitor may, at its option, assume the defense of the Indemnitee against such Third Party Claim (including the employment of counsel reasonably satisfactory to Indemnitee and the payment of reasonable expenses). Any Indemnitee shall have the right to employ separate counsel in any such Third Party Claim and to participate in the defense thereof, but the fees and expenses of such counsel shall not be an expense of the Indemnitor unless (i) the Indemnitor shall have failed, within 30 days after having been notified by the Indemnitee of the existence of such Third Party Claim as provided in the preceding sentence, to assume the defense of such Third Party Claim or (ii) the employment of such counsel has been specifically authorized by the Indemnitor for such Third Party Claims. In no event will an Indemnitee consent to the entry of any judgment or enter into any settlement with respect to any Third Party Claim without the prior written consent of the Indemnitor. The Indemnitor shall not enter into a compromise or settlement of any Third Party Claim without the prior written consent of the Indemnitee (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that such consent of the Indemnitee shall not be required if the sole relief provided is monetary damages and such damages are paid in full by the Indemnitor at the time of such settlement or compromise, and such settlement or compromise (i) includes as a term thereof the giving by all claiming parties or plaintiffs to Indemnitee of an unconditional release from all liabilities and obligations in connection with such Third Party Claim, (ii) does not impose any restriction on the business of the Company or Indemnitee, and (iii) does not obligate Indemnitee to pay money, to perform obligations or to admit liability. For any other settlement, the Indemnitee’s consent will be required, but will not be unreasonably withheld, conditioned, or delayed. Indemnitor shall not enter into settlement of any Third Party Claim without the prior written consent of the insurer(s) under the R&W Policy if such approval is required under the R&W Policy. To the extent there is any conflict between the provisions of this Section 9.02(d) and Section 8.03(f) as relates to a Tax Contest, the provisions of Section 8.03(f) shall control.

(e) The amount of any Loss subject to indemnification hereunder or of any claim therefor shall be calculated net of any insurance proceeds or third-party payments received or receivable by the Buyer or the Company Entities on account of such Loss. The Buyer and the Company shall use commercially reasonable efforts to seek full recovery under all insurance policies (including, without limitation, the R&W Policy) or third party agreements covering any Loss to the same extent as they would if such Loss were not subject to indemnification hereunder, and the Buyer and the Company shall not terminate or cancel any insurance policies (including, without limitation, the R&W Policy) in effect for periods prior to the Closing.

(f) Each Person entitled to indemnification hereunder shall take all commercially reasonable steps to mitigate all losses, costs, expenses and damages after becoming aware of any event which could reasonably be expected to give rise to any Losses that are indemnifiable or recoverable hereunder or in connection herewith, including making claims under any insurance policies (including, without limitation, the R&W Policy) or other third party agreements.

(g) All indemnification payments made under this Section 9.02 shall be treated by all parties as adjustments to the Purchase Price.

(h) Notwithstanding anything to the contrary contained in this Section 9.02, (i) there shall be no recovery for any Loss or alleged Loss by a Buyer Indemnitee under this Section 9.02 and the Loss shall not be included in meeting the stated thresholds hereunder, to the extent such item has been (A) included in the calculation of the Cash Amount, Net Working Capital Amount, Seller Transaction Expenses or the Indebtedness Amount as finally determined pursuant to Article 2 or (B) reserved for in the Financial Statements, and (ii) an Indemnitee shall not be entitled to recover any Losses relating to any matter rising under one provision of this Agreement to the extent such Indemnitee had already recovered Losses with respect to such matter pursuant to any other provision of this Agreement.

(i) Claim Threshold. No individual claim or series of related claims for indemnification under this Agreement, or Claims arising out of substantially the same facts (a “Claim”), may be made by an Indemnitee unless and until the Losses suffered by the Indemnitee in connection with such Claim(s) exceed $5,000 (the “Claim Threshold”). Losses with respect to a Claim may not reduce or be applied toward satisfaction of the Deductible (as defined below) unless the aggregate amount of the Losses with respect to such Claims exceeds the Claim Threshold. Notwithstanding the foregoing, the Claim Threshold shall not apply to, and the Indemnitee may seek recovery directly from Indemnitor for, breaches of such Indemnitor’s Fundamental Representations, or claims for Fraud in connection with this Agreement or the transactions contemplated hereby.

(j) Deductible. No Claim may be made by an Indemnitee unless and until the aggregate amount of all Losses for which the Indemnitee is entitled to indemnification under this Section 9.02 exceeds $500,000 (the “Deductible”), in which event Seller shall be required to pay and be liable for all such Losses of Indemnitee in excess of $200,000 (including Losses below the Claim Threshold).

(k) Maximum Coverage. Notwithstanding anything in this Agreement to the contrary, the maximum aggregate liability of the Seller for indemnification under this Article 9 shall not exceed the Indemnity Escrow Amount and the then remaining balance of the Indemnity Escrow shall be the sole source of recovery for any claim by the Buyer Indemnitees hereunder; provided, notwithstanding the foregoing, the maximum aggregate liability of the Seller for indemnification with respect to Company Fundamental Representations or claims for Fraud shall not exceed $49,000,000.

(l) Materiality. Both for purposes of determining whether a breach of any representations, warranties, covenants or agreements contained in this Agreement has occurred for which a party is entitled to indemnification under Section 9.02 and for purposes of calculating any Losses relating thereto, any “materiality” (including the word “material”), “Material Adverse Effect” or other similar qualifications in such representations, warranties, covenants and agreements shall be disregarded as if deleted from the applicable text (other than with respect Section 3.09(b), Section 3.12(j) and the reference to “Material” in the defined terms “Material Adverse Effect and “Material Customer Contracts”).

(m)       Escrow.

(i) The Indemnity Escrow Account shall be used, in accordance with this Section 9.02, to pay Losses to the extent of Losses that are incurred or sustained by, or imposed upon, any Buyer Indemnitee based upon, arising out of, relating to, or in connection this Agreement.

(ii) Upon final determination of any indemnity obligation of Seller hereunder, each of Buyer and Seller shall deliver written notice to the Escrow Agent directing the Escrow Agent to disburse an aggregate amount equal to such indemnified amount to Buyer. Upon the 15 month anniversary hereof, Seller and Buyer shall deliver written notice to the Escrow Agent directing it to disburse to Seller an amount equal to (i) one-half of the Indemnity Escrow Amount minus (ii) any unresolved indemnification claims hereunder. Upon the 36 month anniversary hereof (the “Full Indemnification Period”), Seller and Buyer shall deliver written notice to the Escrow Agent directing it to disburse to Seller an amount equal to (i) the remaining balance of the Indemnity Escrow Amount minus (ii) any unresolved indemnification claims hereunder. Buyer will promptly provide written notice to Seller during the Full Indemnification Period of any Claim.

(iii) The Earn-Out Escrow Amount shall be used to satisfy any “Earn-out Payment” (as defined in that certain Share Purchase Agreement, dated October 20, 2020, by and among Avtex Solutions International Inc., Aria Solutions Inc., Aria Solutions USA Inc. and the other parties thereto) owing in accordance with the terms thereof following the Closing Date. Upon final determination and payment of any such Earn-out Payment by a Company Entity following the Closing Date, Seller and Buyer shall deliver written notice to the Escrow Agent directing it to (y) first, disburse to Seller an amount equal to (i) the Earn-Out Escrow Amount minus (ii) the amount of any such Earn-out Payment (but not below zero), and (z) thereafter, disburse the remainder of the Earn-Out Escrow Account, if any, to Buyer. Notwithstanding anything in this Agreement to the contrary, in the event that any such “Earn-out Payment” is determined and paid in cash by a Company Entity in full settlement of the contingent obligations thereunder prior to the Closing, the Earn-Out Escrow Amount for purposes of this Agreement shall be deemed to be zero and no such amount shall be deposited with the Escrow Agent.

Section 9.03 Exclusive Remedy. Subject to Section 12.08, the indemnification provided by Section 9.02 shall be the sole and exclusive remedy for any Losses of the Buyer or the Company Entities with respect to the transactions consummated hereunder, including with respect to any misrepresentation or inaccuracy in, or breach of, any representations or warranties or any breach or failure in performance of any covenants or agreements made by the Company, or the Seller in this Agreement or in any exhibit or schedules hereto or any certificate delivered hereunder or otherwise with respect to the transactions contemplated hereby.

ARTICLE 10

CONDITIONS TO CLOSING

Section 10.01 Conditions to the Buyer’s Obligations. The obligations of the Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or the Buyer’s waiver) of the following conditions as of the Closing Date:

(a) the representations and warranties contained in Article 3 and Article 4 hereof that are neither Company Fundamental Representations nor Tax Representations will be true and correct in all respects (without regard to any materiality qualifiers contained therein) at and as of the time of the Closing, including after giving effect to any Updated Schedules delivered in accordance with Section 6.03 hereof, as if made on the Closing Date and the Closing Date were substituted for the date of this Agreement throughout such representations and warranties, other than for those representations and warranties that address matters as of any other particular date (in which case such representations and warranties shall have been true and correct in all material respects (without regard to any materiality qualifiers contained therein) as of such particular date), except where the failure of such representations and warranties to be true and correct would not, in the aggregate, result in a Material Adverse Effect;

(b) the Company Fundamental Representations and Tax Representations contained in Article 3 and Article 4, Section 3.09 (Financial Statements), and Section 3.12 (Absence of Changes) hereof will each be true and correct in all material respects at and as of the time of the Closing including after giving effect to any Updated Schedules delivered in accordance with Section 6.03 hereof, as if made on the Closing Date and the Closing Date were substituted for the date of this Agreement throughout such representations and warranties, other than for those representations and warranties that address matters as of any other particular date (in which case such representations and warranties shall have been true and correct in all material respects as of such particular date);

(c) the Company and the Seller shall have performed in all material respects all of the covenants and agreements required to be performed by them under this Agreement at or prior to the Closing;

(d)       any waiting period applicable to the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated early, and any approvals, consents or clearances required in connection with the transactions under the HSR Act shall have been obtained;

(e)       no temporary restraining order, preliminary or permanent injunction or other judgment or order issued by a court or agency of competent jurisdiction or other Law shall be in effect which prohibits, restrains or renders illegal the consummation of the transactions contemplated hereby or would cause such transactions to be rescinded;

(f)       the Seller shall have delivered to the Buyer a certificate, dated the Closing Date, stating that the preconditions specified in Sections 10.01(a) and 10.01(b), as they relate to the Company and the Seller, have been satisfied;

(g)       Seller shall have delivered to Buyer a secretary’s certificate that includes (i) good standing certificates for each Company Entity in their jurisdiction of formation or organization, (ii) board or other governing body approval of Seller and Company for this Agreement and the transactions contemplated herein, and (iii) certified charters of each Company Entity in its jurisdiction of formation or organization;

(h)       the Seller shall have provided a properly completed and executed IRS Form W-9 that certifies that Seller is not a “foreign person” within the meaning of Code Sections 1445 and 1446(f) and that Seller is exempt from U.S. backup withholding;

(i)       the Seller shall have entered into and delivered written assignments in the form attached hereto as Exhibit A (the “Form of Assignment”) duly executed by Seller transferring and assigning all of the Company Interests outstanding immediately prior to the Closing;

(j)       the Seller shall have delivered the executed Escrow Agreement to the Buyer and Escrow Agent;

(k) since the date of this Agreement, there shall not have occurred any Material Adverse Effect, which Material Adverse Effect has not been cured by the Closing Date;

(l)       Seller shall have delivered to Buyer reasonable evidence that the D&O Tail Policy and the E&O Tail Policy have been obtained and will be in full force and effect immediately following the Closing;

(m)       the applicable Company Entity shall have delivered an assignment and assumption of the Voice Solutions Matter and the Aria Working Capital Payment to Seller in the form attached hereto as Exhibit F and Exhibit G;

(n)       Seller shall have obtained and delivered payoff letters and releases of all UCC and IP liens on all Indebtedness; and

(o)       No Governmental Authority and no other Person shall have commenced or threatened in writing to commence any Legal Proceeding: (a) challenging the Closing or any of the other transactions contemplated by this Agreement or seeking the recovery of damages (which damages, in the case of any Person other than a Governmental Authority, are material) in connection with the Closing or any of the other transactions contemplated by this Agreement; (b) seeking to prohibit or limit the exercise by Buyer of any material right pertaining to its ownership of the Company Interests; (c) that is reasonably likely to have the effect of preventing, materially delaying, making illegal or otherwise materially interfering with the Closing or any of the other transactions contemplated by this Agreement; or (d) seeking to compel any of the Company Entities, Buyer or any Affiliate of Buyer to dispose of or hold separate any material assets as a result of the Closing or any of the other transactions contemplated by this Agreement.

Any condition specified in this Section 10.01 that shall not have been satisfied or waived at or prior to the Closing shall be deemed to have been waived by the Buyer if the Closing occurs notwithstanding the failure of such condition to have been satisfied or waived in writing.

Section 10.02 Conditions to the Seller’s Obligations. The obligations of the Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or the Seller’s waiver) of the following conditions as of the Closing Date:

(a)       The representations and warranties contained in Article 5 hereof shall have been true and correct in all respects (without regard to any materiality qualifiers contained therein) at and as of the time of Closing, as if made on the Closing Date and the Closing Date were substituted for the date of this Agreement throughout such representations and warranties (other than for those representations and warranties that address matters only as of the date of this Agreement or any other particular date, in which case such representations and warranties shall have been true and correct in all material respects (without regard to any materiality qualifiers contained therein) as of such particular date), except where the failure of such representations and warranties to be true and correct would not have a material adverse effect on the ability of the Buyer to consummate the transactions contemplated hereunder;

(b)       the Buyer shall have performed in all material respects all of the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing;

(c)       the applicable waiting periods, if any, under the HSR Act shall have expired or been terminated;

(d)       no temporary restraining order, preliminary or permanent injunction or other judgment or order issued by a court or agency of competent jurisdiction or other Law shall be in effect which prohibits, restrains or renders illegal the consummation of the transactions contemplated hereby or would cause such transactions to be rescinded;

(e)       the applicable Company Entity shall have delivered an assignment and assumption of the Voice Solutions Matter and the Aria Working Capital Payment to Seller in the form attached hereto as Exhibit F and Exhibit G;

(f)       the Buyer shall have delivered the executed Escrow Agreement to the Seller and Escrow Agent;

(g) the Buyer shall have delivered to the Seller a certificate of the Buyer, dated the Closing Date, stating that the conditions specified in Sections 10.02(a) and 10.02(b), as they relate to the Buyer, have been satisfied.

Any condition specified in this Section 10.02 that shall not have been satisfied or waived at or prior to the Closing shall be deemed to have been waived by the Seller if the Closing occurs notwithstanding the failure of such condition to have been satisfied or waived in writing.

ARTICLE 11

TERMINATION

Section 11.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a)       by the mutual written consent of the Buyer and the Seller;

(b)       by the Buyer, if (i) any of the representations and warranties of the Seller or the Company contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement, such that the condition set forth in Section 10.01(a) and 10.01(b) would not be satisfied; (ii) any of the covenants of the Seller or the Company contained in this Agreement shall have been breached such that the condition set forth in Section 10.01(c) would not be satisfied; or (iii) any Material Adverse Effect shall have occurred; provided, however, that, in the case of clauses “(i)” and “(ii)” only, if an inaccuracy in any of the representations and warranties of the Seller or the Company as of a date subsequent to the date of this Agreement or a breach of a covenant by the Seller or the Company is curable by the Sellers or the Company, as the case may be, through the use of reasonable efforts within ten Business Days after Buyer notifies the Seller in writing of the existence of such inaccuracy or breach (the “Seller’s Cure Period”), then Buyer may not terminate this Agreement under this Section 11.01 as a result of such inaccuracy or breach prior to the expiration of the Seller’s Cure Period;

(c)       by the Seller, if (i) any of the representations and warranties of the Buyer contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement, such that the condition set forth in Section 10.02 would not be satisfied; (ii) any of the covenants of the Seller or the Company contained in this Agreement shall have been breached such that the condition set forth in Section 10.02(b) would not be satisfied; provided, however, if an inaccuracy in any of the representations and warranties of the Buyer as of a date subsequent to the date of this Agreement or a breach of a covenant by the Buyer is curable by Buyer through the use of reasonable efforts within ten Business Days after Seller notifies the Buyer in writing of the existence of such inaccuracy or breach, then Seller may not terminate this Agreement under this Section 11.01 as a result of such inaccuracy or breach prior to the expiration of the Seller’s Cure Period;

(d)       by the Buyer or the Seller, if the transactions contemplated hereby have not been consummated on or before June 30, 2021 unless the failure of the transaction to be consummated by such date is the primary result of, or primarily caused by, the failure of the party seeking to exercise such termination right to perform or observe any of the covenants or agreements of such party set forth in this Agreement; or

(e)       by the Buyer or the Seller if: (i) a court of competent jurisdiction or other Governmental Authority shall have issued a final and nonappealable order, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; or (ii) there shall be any applicable Legal Requirement enacted, promulgated, issued or deemed applicable to the transactions contemplated by this Agreement by any Governmental Authority that would make consummation of the transactions contemplated by this Agreement illegal.

The party desiring to terminate this Agreement pursuant to clauses (b), (c), (d) or (e) of this Section 11.01 shall give written notice of such termination to the other parties hereto.

Section 11.02 Effect of Termination. In the event of any termination of this Agreement by the Buyer or the Seller as provided in Section 11.01: (a) this Agreement shall forthwith become void and of no further force or effect (except that this Section 11.02 and Section 7.01, Section 7.06, Section 8.02 and Article 12 shall survive the termination of this Agreement and shall be enforceable by the parties hereto) and (b) there shall be no liability or obligation on the part of the Buyer, the Company Entities or the Seller to any other party hereto or with respect to the transactions contemplated hereby; except (1) that no such termination shall relieve any party hereto from liability for any Willful Breach by such party of any of its representations, warranties, covenants or agreements set forth in this Agreement prior to the time of such termination, and (2) as provided above, with respect to this Section 11.02 and Section 7.01, Section 7.06, Section 8.02 and Article 12, each of which shall survive the termination of this Agreement and shall be enforceable by the parties to this Agreement. Notwithstanding any provision herein to the contrary, if the transactions contemplated by this Agreement shall be terminated for any reason, (i) Buyer shall return all documents and other material received from any of the Companies, the Seller, any of their respective Affiliates and/or any of their respective representatives relating to the Companies, any of their respective Affiliates, any of their respective businesses and/or any of the transactions contemplated hereby, whether so obtained before or after the execution of this Agreement and (ii) all confidential information received by the Buyer and/or its Affiliates or representatives with respect to or relating to the Companies, any of their respective Affiliates or equityholders, any of their respective businesses and/or any of the transactions contemplated hereby shall be treated as strictly confidential in accordance with the Confidentiality Agreement. For purposes of this Agreement, “Willful Breach” means a material breach by a party to this Agreement of any of its representations, warranties, covenants or other agreements set forth in this Agreement that is a consequence of an act or failure to act by such breaching party with the actual knowledge of such party that the taking of such act or failure to take such act by such party would cause a material breach by such party of any such representation, warranty, covenant or other agreement of such party set forth in this Agreement.. Notwithstanding this Section 11.02 or anything else in this Agreement, the Buyer affirms that it is not a condition to the Closing or to any of its other obligations under this Agreement that Buyer obtain financing for or related to any of the transactions contemplated hereby.

ARTICLE 12

MISCELLANEOUS

Section 12.01 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

if to the Company (after the Closing) or to the Buyer, then to:

TTEC Digital, LLC

9197 S. Peoria Street

Englewood, CO 80112-5833

Attention: Office of General Counsel

Email: Margaret.McLean@ttec.com

with copies to (which shall not constitute notice):

Davis Graham & Stubbs LLP

1550 17th Street

Denver, CO 80202

Attention: Elizabeth K. Vonne

Email: Elizabeth.Vonne@dgslaw.com

if to the Company (prior to Closing) or the Seller, then to:

c/o Norwest Equity Partners, LP
80 E. 8th Street, Suite 3600
Minneapolis, MN

Attention: Charles Moorse and Brian Allingham

Email: cmoorse@nep.com and ballingham@nep.com

with copies to (which shall not constitute notice):

Winston & Strawn LLP

35 West Wacker Drive

Chicago, Illinois 60601

Attention: Gregory J. Bynan

Email: GBynan@winston.com

All such notices, requests and other communications shall be deemed received (a) if sent by registered or certified mail in the United States, return receipt requested, upon receipt; (b) if sent designated for overnight delivery by internationally recognized overnight air courier, three Business Days after delivery to such courier; or (c) if actually personally delivered, when delivered provided, that such notices, requests, demands and other communications are delivered to the addresses set forth below, or to such other addresses as any Party shall provide by like notice to the other Parties, accompanied by a simultaneous delivery of such notices, requests, demands and other communications via e-mail to the e-mail addresses set forth above.

Section 12.02 Amendments and Waivers.

(a)       Except as otherwise provided herein, any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by the Buyer and the Seller, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b)       No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 12.03 Construction; Severability. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person. The headings of the sections and paragraphs of this Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions hereof. In the event a subject matter is addressed in more than one representation and warranty in Article 3 or Article 4, the Buyer shall be entitled to rely only on the most specific representation and warranty addressing such subject matter. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law or regulation, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law or regulation, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Unless otherwise indicated, references in this Agreement to $ or dollars are to U.S. dollars.

Section 12.04 Expenses. Except as otherwise provided herein, each party shall pay all of its own fees, costs and expenses (including, without limitation, fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants and appraisal fees, costs and expenses) incurred in connection with the negotiation of this Agreement and the other agreements contemplated hereby, the performance of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby.

Section 12.05 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto.

Section 12.06 Governing Law. All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the exhibits and schedules hereto shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 12.07 Jurisdiction. Except as otherwise expressly provided in this Agreement, any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in the United States District Court for the District of Delaware, the Delaware Court of Chancery of the State of Delaware or any other court of the State of Delaware, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 12.01 shall be deemed effective service of process on such party.

Section 12.08 Specific Performance. Notwithstanding anything in this Agreement to the contrary (including Section 9.03), each of the parties hereto acknowledges that the rights of each party to consummate the transactions contemplated hereby are unique and recognize and affirm that in the event of a breach of this Agreement by any party, money damages may be inadequate and the non-breaching party may have no adequate remedy at law. Accordingly, the parties agree that such non-breaching party shall have the right to enforce their rights and the other party’s obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance (without posting of bond or other security).

Section 12.09 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.10 Counterparts; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. Except as otherwise specifically set forth herein, no provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 12.11 Entire Agreement. This Agreement and the documents referred to herein contain the complete agreement between the parties hereto and supersede any other prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

Section 12.12 No Recourse Against Third Parties. Notwithstanding any other provision of this Agreement, no claim (whether at law or in equity, whether in contract, tort, statute or otherwise) may be asserted by the Buyer, any Affiliate of the Buyer (including, from and after the Closing, the Company Entities), or any Person claiming by, through or for the benefit of any of them, against any Person who is not party to this Agreement, including, without limitation, any equity holders, partners, members, controlling persons, directors (present or former), officers (present or former), employees (present or former), incorporators, managers (present or former), agents, representatives or Affiliates of the Seller, or the heirs, executors, administrators, successors or assigns of any of the foregoing (or any Affiliate of any of the foregoing) (each a “Nonparty  Affiliate”) with respect to matters arising in whole or in part out of, related to, based upon, or in connection with the Seller, the Company Entities’ business, the Company Entities, this Agreement or its subject matter or the transactions contemplated by this Agreement or with respect to any actual or alleged inaccuracies, misstatements or omissions with respect to information furnished by or on behalf of the Company Entities or any Nonparty Affiliate in any way concerning the Seller, the Company Entities’ business, the Company Entities, this Agreement or its subject matter or the transactions contemplated by this Agreement.

*    *    *   *    *

IN WITNESS WHEREOF, the parties hereto have caused this Equity Purchase Agreement to be duly executed as of the day and year first above written.

COMPANY:

AVTEX SOLUTIONS HOLDINGS, LLC

By:

Name:	George Demou
Title:	President and Chief Executive Officer

BUYER:

TTEC DIGITAL, LLC

By:

Name:

Title:

SELLER:

NEPAS HOLDINGS, LLC

By:

Name:	George Demou
Title:	Manager

[Signature Page To Equity Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Equity Purchase Agreement to be duly executed as of the day and year first above written.

COMPANY:

AVTEX SOLUTIONS HOLDINGS, LLC

By:

Name:

Title:

BUYER:

TTEC DIGITAL, LLC

By:
Name: Regina M. Paolillo
Title: Executive Vice President, Chief Financial and Administrative Officer

SELLER:

NEPAS HOLDINGS, LLC

By:

Name:

Title:

[Signature Page To Equity Purchase Agreement]